     As filed with the Securities and Exchange Commission on March 3, 2000
                                                          Registration 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             POINTSHARE CORPORATION
             (Exact name of registrant as specified in its charter)

                               ----------------

           Delaware                         7374                       91-1675071
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
      of incorporation or        Classification Code Number)     Identification Number)
        organization)

                        1300 114th Avenue SE, Suite 100
                           Bellevue, Washington 98004
                                 (425) 635-0500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              TIMOTHY J. KILGALLON
                            Chief Executive Officer
                             Pointshare Corporation
                        1300 114th Avenue SE, Suite 100
                           Bellevue, Washington 98004
                                 (425) 635-0500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

              SONYA F. ERICKSON                              ALAN F. DENENBERG
                NOEL C. HOWE                                Shearman & Sterling
                GORDON EMPEY                           1550 El Camino Real, Suite 100
              Venture Law Group                         Menlo Park, California 94025
         A Professional Corporation                            (650) 330-2200
             4750 Carillon Point
       Kirkland, Washington 98033-7355
               (425) 739-8700

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                           Proposed
                                                       Maximum Aggregate       Amount Of
 Title Of Each Class Of Securities To Be Registered    Offering Price(1)   Registration Fee
-------------------------------------------------------------------------------------------
Common Stock, par value $0.001.....................       $60,000,000           $15,840
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

                               ----------------

  The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

                                          Shares

                              [LOGO OF POINTSHARE]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$      and $      per share. We will apply to list our common stock on the
Nasdaq Stock Market's National Market under the symbol "PSHR."

  The underwriters have an option to purchase a maximum of           additional
shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 6.

                                                        Underwriting   Proceeds
                                              Price to  Discounts and     to
                                               Public    Commissions  Pointshare
                                             ---------- ------------- ----------
Per Share...................................   $          $            $
Total....................................... $           $            $

  Delivery of our shares of common stock will be made on or about            ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                     Thomas Weisel Partners LLC

                                        J.C. Bradford & Co.

                                                         William Blair & Company

                The date of this prospectus is            , 2000

Inside Front Cover

At the top of the page, the heading "Healing takes time, information shouldn't."

Pointshare logo in the center of the page, surrounded by images of Pointshare service offerings: VeriPoint, ReferralPoint, DeliveryPoint, ContactPoint, and PointStore. Includes the following five photographs:

1.  Two physicians in medical clothing with the caption "Hospitals."
2.  A physician sitting at a desk with a computer with the caption "Payors."
3.  A physician using a microscope with the caption "Laboratories."
4. A physician with patient undergoing treatment with the caption "Imaging Centers."
5.  Two physicians reviewing patient x-ray with the caption "Physician
    Practices."

At the bottom of the page the caption "Pointshare provides business to business services to local healthcare communities through its' online network."

                                 ------------

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Prospectus Summary.....................................................................    3
Risk Factors...........................................................................    6
You Should Not Rely on Forward-Looking Statements......................................   14
Use of Proceeds........................................................................   15
Dividend Policy........................................................................   15
Capitalization.........................................................................   16
Dilution...............................................................................   17
Selected Financial Data................................................................   18
Management's Discussion and Analysis of Financial Condition and Results of Operations..   19
Business...............................................................................   25
Management.............................................................................   36
Related Party Transactions.............................................................   47
Principal Stockholders.................................................................   49
Description of Capital Stock...........................................................   52
Shares Eligible for Future Sale........................................................   56
Underwriting...........................................................................   58
Notice to Canadian Residents...........................................................   61
Legal Matters..........................................................................   62
Experts................................................................................   62
Where You Can Find Additional Information..............................................   62
Index to Financial Statements..........................................................  F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus.



                     Dealer Prospectus Delivery Obligation

  Until           , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding Pointshare Corporation and our financial statements and the related notes appearing elsewhere in this prospectus.

                             Pointshare Corporation

  We are a leading provider of business-to-business services to local healthcare communities through our online network that connects physician practices with other healthcare participants. We offer a comprehensive suite of services that facilitates the exchange of clinical and administrative information among local healthcare participants, including physician practices, hospitals, payors, laboratories and imaging centers. We designed our solution to automate the daily workflow and communication needs of healthcare participants and improve the delivery of patient care within healthcare communities. Our solution allows healthcare participants to verify patient insurance coverage, manage and track patient referrals, receive laboratory and hospital reports, order supplies and access clinical reference materials. We currently operate three statewide networks in Washington, Oregon and Nevada, providing services to over 4,100 physicians.

  The delivery of healthcare services is local and involves a significant exchange of clinical and administrative information among healthcare participants. The information exchange among healthcare participants has relied heavily on paper and phone-based processes. Because healthcare participants are not networked, they often lack timely access to relevant patient information, which may result in the delivery of unnecessary or unauthorized patient care, redundant tests and procedures and excessive administrative costs. During 1998, an estimated $250 billion, or 25% of every healthcare dollar, was wasted due to administrative inefficiencies.

  We believe our solution provides significant benefits to physician practices and other healthcare participants. Our applications and services enable timely information exchange and collaboration among healthcare participants, minimize administrative costs associated with healthcare business-to-business transactions, reduce unauthorized and non-reimbursed patient care, decrease the waiting time and delivery costs for diagnostic test results and provide access to online medical and other content.

  As of January 31, 2000, our services were being used by 3,751 physicians and 31 hospitals in Washington and Oregon, which represents over 20% of the physicians and hospitals in these two states. Our relationships with payors in Washington and Oregon provide our subscribers access to over 70% of the commercially insured patients in these two states. In addition, we recently acquired a network of subscribers in Nevada that enables us to serve an additional 400 physicians and five hospitals.

  Our objective is to expand our position as a leading provider of business-to-business services connecting physician practices with other healthcare participants. Key elements of our strategy include expanding:

  . our services into new markets and increasing adoption of our services in existing markets;

  . our business through strategic alliances with local community and state healthcare organizations to endorse and promote our network to their members;

  . our service offering to increase subscriber usage and attract new subscribers; and

  . our e-commerce service offering which leverages our sales channel to physician practices and other healthcare participants.

                                  The Offering

Common stock offered................            shares

Common stock to be outstanding after
 this offering......................            shares

Use of proceeds.....................  For general corporate purposes, including working capital and capital expenditures.

Proposed Nasdaq National Market
 symbol.............................  PSHR

  The outstanding share information is based on our shares outstanding as of February 29, 2000. This information excludes:

  . 480,955 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.61 per share;

  . 348,630 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $0.24 per share; and

  . 8,130,999 shares of common stock available for future grant or issuance under our stock option plans and employee stock purchase plan.

                                  ------------

  Unless otherwise indicated, all information contained in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  . includes the sale by us of 1,205,000 shares of Series D convertible preferred stock at a price of $5.00 per share in a private placement in February 2000;

  . gives effect to the conversion of all outstanding shares of our convertible preferred stock into common stock upon the completion of this offering; and

  . assumes the exercise of warrants to purchase 292,086 shares of our common stock that will expire if not exercised before the completion of this offering.

                                  ------------

  We were incorporated in Washington in 1995 as HealthKnowledge Corporation. In 1997, we reincorporated in Delaware, and in 1998 we changed our name to Pointshare Corporation. Our headquarters are located at 1300 114th Avenue S.E., Suite 100, Bellevue, Washington 98004, and our telephone number at that location is (425) 635-0500. Our web site is located at www.pointshare.com. The information contained on our web site is not part of this prospectus.

  Pointshare, VeriPoint, ReferralPoint, DeliveryPoint, ContactPoint, DiscoveryPoint, CommunityPoint, PointStore, the phrase "Healing takes time. Information shouldn't" and the Pointshare corporate logo are our trademarks and servicemarks, and we have filed for trademark or servicemark registration. This prospectus also includes trade dress, trade names, trademarks and service marks of other companies. Use or display by Pointshare of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of Pointshare by, the trademark or trade dress owners.

                             Summary Financial Data

                                                Year Ended December 31,
                                             --------------------------------
                                                1997       1998       1999
                                             ----------  --------  ----------
                                               (in thousands, except per
                                                      share data)
Statement of Operations Data:
Revenue..................................... $      101  $    506  $    1,289
Total operating expenses....................      2,078     5,134      12,503
Loss from operations........................     (1,977)   (4,628)    (11,214)
Net loss.................................... $   (1,913) $ (4,629) $  (11,072)
Basic and diluted net loss per share........ $    (1.32) $  (9.69) $    (9.75)
Basic and diluted weighted average shares
 outstanding................................  1,449,782   477,700   1,135,534

                                                              December 31, 1999
                                                             -------------------
                                                                      Pro forma
                                                             Actual  as adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $35,912   $
Total assets................................................  39,748
Long-term debt, less current portion........................   1,394    1,394
Total stockholders' equity..................................  35,827

  The pro forma as adjusted information in the above balance sheet data table reflects the sale of 1,205,000 shares of convertible preferred stock on February 29, 2000 at $5.00 per share, the exercise of warrants to purchase 292,086 shares of our common stock that will expire if not exercised before completion of this offering, the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon closing of this
offering, and the sale of     shares of common stock offered by us at an
assumed initial public offering price of $       per share, after deduction of
the estimated underwriting discounts and commissions and estimated offering expenses.

  See note 11 of the notes to our financial statements for an explanation of the determination of the number of weighted average shares used to compute net loss per common share amounts.

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

                         Risks Related to Our Business

We have incurred substantial losses, we expect to have continuing losses in the future and we may never achieve or sustain profitability.

  We have not earned significant revenue to date. We have lost money in each period since we launched our service in July 1997. Our net losses were approximately $1.9 million in 1997, $4.6 million in 1998 and $11.1 million in 1999. As of December 31, 1999, we had an accumulated deficit of $17.8 million. If we do not achieve or sustain profitability in the future, we may be unable to continue our operations. We cannot assure you that our revenue will continue to grow. We anticipate that our losses will increase in the future as we plan to invest heavily in market expansion, infrastructure development, application and service development and sales and marketing, and to make selective acquisitions. We expect that we will continue to lose money for the foreseeable future, and we may never achieve or sustain profitability.

We are an early stage company with a new and unproven business model and a limited operating history, which makes it difficult to evaluate our business.

  Our limited operating history makes financial forecasting and evaluation of our business difficult. Since we have limited historical financial data, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history. Because of the emerging nature of our industry and the fact that our business model is unproven, we cannot determine trends that may emerge in our market or affect our business. The revenue and income potential of our industry and business are unproven.

Our operating results have varied significantly in the past and are likely to vary significantly from period to period, and our stock price may decline if we fail to meet the expectations of analysts and investors.

  Our operating results have varied significantly in the past and are likely to vary significantly from period to period. As a result, our operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline.

If significant numbers of healthcare participants in our target markets do not accept our solution, our business will not succeed.

  To be successful, we must attract a significant number of physician practices and other healthcare participants in the markets in which we operate our business. We believe that we must gain significant market share in those markets before our competitors introduce alternative applications or services that are similar to our current or proposed offerings. One barrier for us to achieve acceptance in a market is that both physician practices and other healthcare participants will each await the other's adoption of our solution before contracting with us. This can be particularly challenging where a small number of healthcare organizations have significant market power and do not accept our solution. Some healthcare organizations have long and well-established practices relating to how they manage information. Still other healthcare organizations have long and well-established relationships with our competitors. To successfully expand our business into new regions, we must establish relationships with these key healthcare organizations. If we are unable to achieve this market acceptance, our business will not succeed. We cannot assure you that we will succeed in positioning our services as a preferred method of business-to-business services for the healthcare industry, or that any pricing strategy we develop will be accepted by the market.

Our business is expanding rapidly and our failure to manage growth could disrupt our business and impair our ability to generate revenues.

  We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. As of January 31, 2000, we had grown to 115 employees, from 49 employees as of December 31, 1998. We expect to hire a significant number of new employees to support our business. We are in the process of evaluating our management information systems and the need to augment these systems to support our rapid growth. We could experience interruptions to our business while we add or transition to new systems. These challenges will grow as we expand geographically.

If we cannot establish and maintain strategic alliances with healthcare organizations in our target markets, our ability to expand into new markets will be delayed.

  We have limited experience in establishing and maintaining strategic alliances with healthcare organizations. Strategic alliances are critical to our success because we believe these relationships will enable us to:

  .  enter new markets and achieve acceptance in those markets;

  . extend the reach of our services to the various participants in the healthcare industry;

  . establish our credibility and provide references to support our entry into new markets;

  .  deploy new applications; and

  .  further enhance our brand.

  Once we have established strategic alliances, we will depend on our partners' ability to generate increased acceptance and use of our services. If we lose any existing strategic alliances or fail to establish additional alliances, or if our strategic alliances fail to generate increased usage of our services, we would not be able to execute our business strategy and our business would suffer significantly.

A small number of subscribers account for a high percentage of our revenue, and the loss of a major subscriber could result in lower than expected revenue.

  A small number of subscribers account for a high percentage of our revenue primarily as a result of initial one-time network installation and implementation fees charged to these larger subscribers. For the year ended December 31, 1999, two of our subscribers accounted for 29% and 10% of our revenue. For the year ended December 31, 1998, two of our subscribers accounted for 45% and 26% of our revenue. We expect that a small number of subscribers will continue to account for a high percentage of our revenue for at least the next twelve months. The loss of a major subscriber, or the failure to attract additional subscribers requiring large scale installation and implementation services, could harm our business.

If we experience performance or security problems with our systems, our business could be harmed.

  Our business could be harmed if our subscribers or other healthcare participants experience system delays, failures or loss or corruption of data. We currently process substantially all our subscriber transactions and data at our network operations center in Seattle, Washington. Although we have safeguards for emergencies, our backup capabilities are limited. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of such an event in Seattle, Washington or other system failure could interrupt data flow, result in the loss of data and adversely affect our operations and our strategic alliances. In addition, we depend on the efficient operation of internet and other network connections from subscribers to our systems. These connections, in turn, depend on the efficient operation of web browsers, internet service providers and internet backbone service providers, all of which have had periodic operational problems or experienced outages.

We could become liable if confidential subscriber, patient or other healthcare participant information retained on our network is disclosed inappropriately or if transmitted data becomes corrupted.

  We retain confidential subscriber, patient and other information for healthcare participants on our network. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data. We could become liable if confidential information is disclosed inappropriately or if transmitted data becomes corrupted, particularly if our subscribers make use of this corrupted data. If third persons were able to penetrate our network security measures or otherwise misappropriate our users' personal information, our reputation could be damaged and we could be subject to liability. It is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. It is also possible that one of our employees could attempt to misuse confidential subscriber, patient or other healthcare participant information, exposing us to liability and damaging our reputation.

Rapid changes in technology and industry standards could render our applications and services unmarketable or obsolete.

  We may be unsuccessful in responding to technological developments and changing subscriber needs on a timely basis, if at all. Online healthcare information exchange between physician practices and other healthcare participants is a relatively new and evolving market. The pace of change in our market is rapid and there are frequent new product introductions and evolving industry standards. In addition, our application and service offerings may become obsolete due to the adoption of new technologies or standards.

Competition in the market for the online exchange of healthcare information services is intense and, if we are unable to compete effectively, our business may fail.

  Our industry is intensely competitive. We compete with numerous companies, including online business-to-business services companies, companies providing electronic data interchange services to healthcare participants and companies providing physician practice management systems. Several of these organizations offer services that overlap with some components of our solution and may become increasingly competitive with us in the future. In addition, Healtheon/WebMD Corporation, a national business-to-consumer and business-to-business healthcare services company, has recently acquired several companies offering various components of our solution, which when combined, further strengthen their application and service offerings. It is likely that we will compete for subscribers with Healtheon/WebMD in new regional markets that we enter. Healtheon/WebMD's recent acquisitions may also make it more difficult for us to transact business with, or offer the products or services of, service providers who are acquired by, or enter into a relationship with, Healtheon/WebMD.

  Many companies that offer applications or services that compete with one or more of our services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more subscribers than we have. In order to succeed, we believe we must gain significant market share for our services in our markets before our competitors introduce alternative applications and services with features similar to ours. If we fail to do so, we may be unable to compete effectively in those markets.

We may have to reduce or cease operations if we are unable to obtain necessary funding.

  We expect that the cash generated from this offering, combined with our current cash resources and credit facilities, will be sufficient to meet our cash requirements for at least the next 18 months. We may need to raise additional financing to support further expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or take advantage of unanticipated opportunities.

We may raise additional funds by selling equity or debt securities, by entering into strategic alliances or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional financing, we may have to reduce some or all of our expansion, development and sales and marketing efforts.

We may not be able to execute our business strategy if we cannot attract and retain key personnel.

  Our success will depend significantly on our senior management team and other key employees. We need to attract, integrate, motivate and retain additional highly skilled technical people. In particular, we need to attract experienced professionals capable of developing, selling and installing complex healthcare information systems. We face intense competition for these people. Our executive management team, including Timothy J. Kilgallon, our president and chief executive officer, Dennis P. Schmuland, M.D., our vice president and chief medical officer, and R. Scott Wiley, our chief operating officer, is critical to our success, and the loss of any of them could negatively impact our business. These employees are not obligated to continue their employment with us and may leave at any time. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to successfully introduce new services or otherwise implement our business strategy.

Our ability to achieve our expansion strategy into new regional markets and expand our service offerings may be limited if we are unable to acquire new networks and service offerings.

  We regularly evaluate opportunities to acquire existing networks with subscriber bases in new regional markets. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire the networks on acceptable terms, integrate their operations and technology successfully with our own and maintain the acquired subscriber base. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

  In addition, in order to expand our service offerings, we may acquire businesses with service offerings that we believe are complementary to our own. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired entity, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct experience and the potential loss of key employees of the acquired entity.

  Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could negatively impact our business. We have taken, and in the future may take, charges against earnings in connection with acquisitions. The costs and expenses incurred may exceed the estimates upon which we base these charges.

We depend on the increasing use and acceptance of the internet by healthcare participants.

  Our business-to-business services depend upon healthcare participants being willing to use the internet to meet their daily work flow and communication needs. We believe that healthcare participants generally have not traditionally used the internet to operate their businesses. Demand and market acceptance for recently introduced products and services over the internet are subject to a high level of uncertainty. As a result, acceptance and use of the internet may not develop or a sufficiently broad base of subscribers may not adopt or continue to use the internet as a medium of information exchange.

Our business could be disrupted if any of the computer systems or software we rely on experience Year 2000 problems.

  Although we have not experienced any Year 2000 problems, it is possible that we could still face problems or disruptions. While we believe that all of our systems are Year 2000 compliant, we cannot assure you that we will not discover a problem during 2000 that needs to be upgraded, modified or replaced. In addition, we depend on a number of third-party vendors to provide technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we cannot be sure that we will not experience any problems with these systems and services during 2000. We also cannot provide any assurance that governmental agencies, telecommunications companies, internet access companies and others outside of our control will not experience any future Year 2000 problems.

If third party telecommunications services are not available in the regional markets into which we expand, our ability to expand into these markets may be delayed or prevented.

  We depend on third party telecommunications service providers in each of the regional markets we enter. There are typically a limited number of these providers in each regional market. If we cannot obtain telecommunications services at a reasonable cost and on a timely basis for us and our subscribers, we may not be successful in these new markets.

                   Risks Related to Our Intellectual Property

If we are unable to adequately protect our intellectual property, third parties could use our intellectual property without our consent.

  Our ability to successfully compete is substantially dependent upon our internally developed technology and intellectual property, which we protect through a combination of copyright, trade secret and trademark law, and contractual obligations. We may not be able to adequately protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation.

Our operating results may suffer if we were forced to defend against a protracted infringement claim or if a third party were awarded significant damages.

  There is substantial risk of litigation regarding intellectual property rights in our industry. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could harm our business. In June 1999, we received a notice of a claim that we may be infringing a patent owned by a third party and we received an offer to license the patent from the third party. We have received an opinion from our patent counsel, that, based on information known as of August 1999, our services do not infringe any claims of the patent held by the third party.

  We expect that our technologies may experience an increase in third-party infringement claims as the number of our competitors grows. In addition, we believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology that they may claim our intellectual property infringes. We cannot be certain that third parties will not make a claim of infringement against us relating to our technology. Any claims, with or without merit, could:

  .  be time-consuming and costly to defend;

  .  divert management's attention and resources;

  .  cause delays in delivering services;

  . require the payment of monetary damages which may be tripled if the infringement is found to be willful;

  . result in an injunction which would prohibit us from offering a particular service; and

  . require us to enter into royalty or licensing agreements which may not be available on acceptable terms.

          Risks Related to Government Regulation and Healthcare Reform

We could face additional burdens associated with government regulation of and legal uncertainties surrounding the internet.

  A number of legislative and regulatory proposals under consideration may lead to laws or regulations concerning various aspects of the internet, including electronic commerce. Furthermore, it is uncertain as to how existing laws will be applied to the internet. The adoption of new laws or the application of existing laws may decrease the growth of the internet. Future government regulations could relate to liability for information received from or transmitted over the internet, online content regulation, intellectual property rights, user privacy, taxation and quality of products and services provided over the internet. In particular, forthcoming federal regulations concerning "administrative simplification" of healthcare data will require us to adopt uniform formats and security measures concerning the information we communicate on behalf of our subscribers and contractors. The implementation of these regulations could impair our marketing efforts, decrease the demand for our services and prohibit, limit or increase our cost of doing business.

Some of our activities may subject us to risks under laws protecting the privacy of confidential patient information.

  State laws aimed at protecting the privacy of confidential patient health information vary widely, and their applicability in the context of internet health services is evolving. While these laws primarily are directed at healthcare facilities, providers and payors, some of these laws could be applied to some aspects of our business, particularly the way we facilitate communication of health information among healthcare participants. We cannot predict which state privacy laws might be found applicable to our business, or assure you that our operations would be found to be in full compliance with all these laws. Complying with these laws may be expensive and may limit our ability to provide a full range of services. A challenge under one of these laws could result in adverse publicity and, if successful, imposition of civil and criminal penalties, any of which could negatively impact our business.

Some of our activities may subject us to risks under laws prohibiting
"kickbacks."

  A federal "fraud and abuse" law commonly known as the Medicare/Medicaid antikickback law, and several similar state laws, prohibit payments that are intended to induce persons or entities either to refer patients, or to acquire or arrange for or recommend the purchase of healthcare products or services. While the federal law applies only to referrals, products or services for which payment may be made by a federal healthcare program, the state laws often apply regardless of whether federal funds may be involved. Because of the services we provide to subscribers, we could be seen as positioned to influence physician or hospital referrals or choices of healthcare products or services. Thus, our financial arrangements with healthcare participants could be challenged under these broad laws. A challenge could lead to adverse publicity and, if successful, to civil and criminal penalties, including excluding us from providing services to physicians or hospitals that participate in Medicare or Medicaid, any of which could negatively impact our business.

Some of our activities may subject us to risks under laws prohibiting false or fraudulent claims.

  We offer our subscribers a third party product known as CodeCorrect that assists our subscribers in selecting appropriate reimbursement codes for some of the services provided to patients, and therefore may be subject to state and federal laws that govern the submission of these claims for medical expense reimbursement. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented a claim for payment from Medicare, Medicaid, or other third party payors that is false or fraudulent, or is for an item or service that was not provided as claimed. The government potentially could regard coding errors that may be made by our subscribers as having been caused by information furnished by CodeCorrect and made available through our service offering, resulting in violation of these laws. A challenge could lead to adverse publicity and, if successful, to civil and criminal penalties, including excluding us from providing services to physicians or hospitals that participate in Medicare or Medicaid, any of which could negatively impact our business.

Some of our activities may lead to scrutiny and regulation by the U.S. Food and Drug Administration.

  Some computer applications and software are subject to regulation by the U.S. Food and Drug Administration, also known as the FDA, as medical devices. We do not believe that any of our services or applications are regulated by the FDA as medical devices. If the FDA asserts jurisdiction over any of our current or future applications as medical devices, they would be subject to various laws, regulations and policies enforced by the FDA, including those related to promotional practices and pre-market and post market approval requirements. Compliance with the FDA's regulations in this area may be time-consuming, burdensome and expensive and could limit our ability to continue to provide some of our services and introduce new services. A challenge by the FDA could lead to adverse publicity and, if successful, to civil and criminal penalties, any of which could negatively impact our business.

                         Risks Related to this Offering

Internet-related stock prices are especially volatile and this volatility may depress our stock price.

  The stock market and specifically the stock prices of internet-related companies have been very volatile. Because we are an internet-related company, we expect our stock price to be similarly volatile. As a result of this volatility, the market price of our common stock could significantly decrease. This volatility is often not related to the operating performance of the companies and may accordingly reduce the price of our common stock without regard to our operating performance.

Our management has broad discretion in using the proceeds from this offering, which might not be used in ways that increase our operating results or market value.

  We estimate the net proceeds from this offering to be approximately $ million, after deducting estimated underwriting discounts and commissions and the expenses of the offering. Our management will have broad discretion in how we use the net proceeds of this offering and may apply the proceeds for uses which may not increase our operating results or market value. We currently expect to use these proceeds for general corporate purposes, including capital expenditures and working capital. We may also use a portion of the net proceeds to acquire additional networks with existing subscriber bases, applications and technologies to complement our existing services or to establish strategic alliances. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

A total of      or     % of our total outstanding shares after the offering are
restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

  After this offering, we will have    shares of common stock outstanding. This
includes shares that we are selling in the offering, which may be resold immediately in the public market. The remaining shares will become eligible for resale in the public market as shown in the table below.

    Number of
 Shares/Percent
   Outstanding
    After the      Date When Shares Become Available for Resale in the Public
    Offering                                 Market
 --------------    ----------------------------------------------------------
          /    % 180 days after the date of this prospectus under agreements between the stockholders and the underwriters or us, provided that none of these shares are released from lock-up
                 restrictions by Credit Suisse First Boston Corporation.

          /    % Between 180 and 365 days after the date of this prospectus due to the requirements of federal securities laws.

Because the initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution in the amount of
$   per share.

  The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our common stock outstanding immediately after this offering based on the total value of our pro forma tangible assets less our total liabilities. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution
of approximately $   per share in the price you pay for the common stock as
compared to its pro forma tangible book value. Furthermore, investors
purchasing common stock in this offering will own only   % of our shares
outstanding even though they will have contributed   % of the total
consideration received by us in connection with our sales of common stock. To the extent outstanding options or warrants to purchase common stock are exercised, there will be further dilution.

Because our principal stockholders and management may have the ability to control stockholder votes, the premium over market price that an acquiror might otherwise pay may be reduced and any merger or takeover may be delayed.

  Upon completion of this offering, our officers and directors will, in the
aggregate, beneficially own approximately   % of our outstanding common stock.
As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

  .  the election or removal of our board of directors;

  .  the amendment of our certificate of incorporation or bylaws; and

  . the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

  These stockholders will have substantial influence over our management and our affairs. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over the market price that an acquiror might otherwise pay.

We have anti-takeover defenses that could delay or prevent an acquisition of our company, which could reduce the value of your investment.

  Some provisions of our certificate of incorporation and bylaws and the provisions of Delaware and Washington law could delay, defer or prevent an acquisition of us, even if an acquisition would be beneficial to our stockholders. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline. See "Description of Capital Stock" for a more complete description of these provisions.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors are described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus.

  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the           shares of
common stock we are offering will be $   million, assuming an initial public
offering price of $      per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the
net proceeds will be approximately $   million.

  We intend to use the net proceeds of this offering for additional working capital, capital equipment for network expansion, and other general corporate purposes, including increased customer service, sales and marketing expenses and increased development expenditures for new services. We may use a portion of the net proceeds to acquire additional networks with existing subscriber bases, applications and technologies to complement our existing services or to establish strategic alliances. The amounts we actually expend for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, the amounts of cash we use in operations and our product and expansion progress.

  As a result, we will retain broad discretion in allocating the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1999 on an actual, pro forma and pro forma, as adjusted basis:

  .  The "actual" column reflects our capitalization as of December 31, 1999;

  . The pro forma column reflects (1) the sale of 1,205,000 shares of Series D convertible preferred stock at a price per share of $5.00 after deducting offering expenses; (2) the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering; (3) the exercise of warrants to purchase 292,086 shares of our common stock that will expire if not exercised before the completion of this offering; and (4) the change in the authorized number of shares upon completion of this offering; and

  .  The pro forma, as adjusted column reflects the receipt and application
     of the estimated net proceeds from the sale of       shares of our
     common stock in this offering at an initial public offering price per
     share of $    .

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                -------------------------------
                                                            Pro     Pro forma,
                                                 Actual    forma    as adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                     and per share data)
Long-term debt, less current portion........... $  1,394  $  1,394   $  1,394
Stockholders' equity:
 Preferred stock, par value $0.001 per share;
  35,000,000 shares authorized, actual
  10,000,000 shares authorized pro forma and
  pro forma, as adjusted; 30,643,065 shares
  issued and outstanding actual, and no shares
  issued and outstanding pro forma and pro
  forma, as adjusted...........................       31       --         --
 Common stock, par value $0.001 per share;
  20,000,000 shares authorized actual,
  200,000,000 shares authorized pro forma and
  pro forma, as adjusted; 1,879,582 shares
  issued and outstanding actual; 34,019,733
  shares issued and outstanding pro forma; and
         shares issued and outstanding pro
  forma, as adjusted...........................        2        34
 Additional paid-in capital....................   59,450    65,477
 Deferred stock-based compensation.............   (5,880)   (5,880)    (5,880)
 Accumulated deficit...........................  (17,776)  (17,776)   (17,776)
                                                --------  --------   --------
Total stockholders' equity.....................   35,827    41,855
                                                --------  --------   --------
Total capitalization........................... $ 37,221  $ 43,249   $
                                                ========  ========   ========

  The common stock to be outstanding after this offering is based on shares outstanding as of December 31, 1999 and excludes:

  . 341,750 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.38 per share;

  . 4,244,075 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans with a weighted average exercise price of $0.17 per share; and

  . 8,552,593 shares of common stock available for future grant under our stock option plans and employee stock purchase plan.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999 was $41.2 million or approximately $1.21 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding after giving effect to the sale of the Series D convertible preferred stock, the conversion of all outstanding shares of convertible preferred stock into common stock and the exercise of warrants to purchase 292,086 shares of common stock which will expire if not exercised before the completion of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the receipt of the net
proceeds from the sale of the        shares of common stock offered at the
assumed initial public offering price of $       per share and after deducting
the estimated underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have
been $    million or approximately $       per share. This represents an
immediate increase in pro forma net tangible book value of $       per share to
existing stockholders and an immediate dilution of $       per share to new
investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share.............        $

     Pro forma net tangible book value per share as of December
      31, 1999.................................................  $1.21
     Increase per share attributable to new investors..........
                                                                 -----
   Pro forma net tangible book value per share after the
    offering...................................................
                                                                       -------
   Dilution per share to new investors                                 $
                                                                       =======

  The following table describes, on a pro forma basis as of December 31, 1999 the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing investors and by new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an initial public offering price
of $   per share.

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
   Existing stockholders......... 34,019,733       % $59,737,940       %  $1.76
   New investors.................                                         $
                                  ----------  -----  -----------  -----
     Total.......................        --   100.0%         --   100.0%  $
                                  ==========  =====  ===========  =====

  The foregoing tables assume no exercise of the underwriters' overallotment option and excludes the following shares:

  . 341,750 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.38 per share;

  . 4,244,075 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans with a weighted average exercise price of $0.17 per share; and

  . 8,552,593 shares of common stock available for future grant under our stock option plans and employee stock purchase plan.

                            SELECTED FINANCIAL DATA

  This section presents our historical financial data. You should read the following selected financial data in conjunction with our financial statements and the related notes and with Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus. The selected data in this section is not intended to replace the financial statements.

  The statements of operations data set forth below for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The balance sheet data as of December 31, 1997, has been derived from our audited financial statements not included in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The statement of operations data for the period from March 14, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, and the balance sheet data as of December 31, 1995 and 1996 have been derived from our unaudited financial statements not included in this prospectus. The historical results do not necessarily indicate the results you should expect in any future period.

                                         Year Ended December 31,
                         ----------------------------------------------------------
                          March 14, 1995
                          (inception) to
                         December 31, 1995   1996       1997      1998      1999
                         ----------------- ---------  ---------  -------  ---------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
 Revenue................        $23        $     216  $     101  $   506  $   1,289
 Operating expenses:
  Telecommunications and
   connectivity.........          3               24         47      408      1,124
  Customer service......        --                30        313    1,254      3,482
  Research and
   development..........         22              109        432    1,312      2,116
  Sales and marketing...        --               103        271      845      1,542
  General and
   administrative.......          2              110      1,004    1,272      2,550
  Noncash stock-based
   compensation.........        --               --          11       43      1,689
                                ---        ---------  ---------  -------  ---------
    Total operating
     expenses...........         27              376      2,078    5,134     12,503
                                ---        ---------  ---------  -------  ---------
 Loss from operations...         (4)            (159)    (1,977)  (4,628)   (11,214)
 Other income
  (expense).............        --                 1         64       (1)       142
                                ---        ---------  ---------  -------  ---------
 Net loss...............        $(4)       $    (158) $  (1,913) $(4,629) $ (11,072)
                                ===        =========  =========  =======  =========
 Basic and diluted net
  loss per share........        N/A        $   (0.08) $   (1.32) $ (9.69) $   (9.75)
                                ===        =========  =========  =======  =========
 Weighted average shares
  outstanding used to
  compute basic and
  diluted net loss per
  share.................        N/A        2,008,917  1,449,782  477,700  1,135,534
                                ===        =========  =========  =======  =========

                                                         December 31,
                                               ----------------------------------
                                               1995  1996  1997   1998     1999
                                               ----  ---- ------ -------  -------
Balance Sheet Data:
 Cash and cash equivalents.................... $ 2   $195 $3,810 $   905  $35,912
 Working capital..............................  (4)    83  3,582  (1,200)  34,023
 Total assets.................................  13    361  4,487   2,765   39,748
 Long-term debt, less current portion......... --     --     164   1,015    1,394
 Total stockholders' equity (deficit).........  (4)   208  3,981    (574)  35,827

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We were incorporated in March 1995 and commenced active operations in July of 1997. From July 1997 to March 1998, we began to develop our application services and build our management team. In March 1998, we commercially launched our initial service, now called VeriPoint. Since launching VeriPoint, we have introduced five additional services to our subscribers.

  In March 1998, we acquired MedLynx LLC, an online network with a substantial subscriber base in western Washington. In December 1998, we acquired Peregrin Medical Review, Inc, a company that provided an online service to verify patient insurance coverage in Oregon. In February 2000, we acquired Health Trade Link, Inc., an online network with a substantial subscriber base in Nevada. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the net tangible and intangible assets acquired has been allocated to goodwill and amortized to general and administrative expense over 15 years.

  As of December 31, 1999, we had an accumulated deficit of $17.8 million. We anticipate that our losses will increase in the future as we plan to invest heavily in market expansion, infrastructure development, application and service development, sales and marketing, and make selective acquisitions. We expect that we will continue to lose money for the foreseeable future, and we may never achieve or sustain profitability.

  Since inception, we have derived substantially all of our revenue through a combination of installation and implementation and subscription fees. Our subscribers include physician practices and other healthcare participants, including hospitals, laboratories and imaging centers. We initially charge our new subscribers a one-time network implementation fee to build out their existing internal networks or create new networks. This fee typically includes hardware, implementation and installation, training services and network design. The fee charged for implementation depends upon the size and complexity of the installation. We recognize installation and implementation revenue when hardware is delivered or over the period of time the installation and implementation work is performed, typically two to three months. In addition, we charge our subscribers monthly subscription fees, on a per user basis, which vary based on the services for which they subscribe. Subscription agreements are typically 12 months in duration. We recognize subscription revenue on a monthly basis as the service is provided.

  Telecommunications and connectivity expenses consist primarily of costs to build the network infrastructure necessary to connect a subscriber to our service, including access line costs, network and desktop hardware costs and other telecommunications costs.

  Customer service expenses consist primarily of the costs of operating our regional offices and the personnel necessary to provide local customer support, network installation and implementation and subscriber training. These expenses consist primarily of personnel-related expenses, such as salaries and benefits, as well as depreciation of network equipment.

  Development expenses consist primarily of salaries and benefits for software developers, contract programmer fees and equipment depreciation. The technological feasibility of our service is not established until substantially all of the product development is complete. We expense development costs as incurred.

  Sales expenses consist mainly of salaries, commissions and bonuses. Marketing expenses consist primarily of salaries and benefits, local and regional advertising and promotion and public relations costs.

  General and administrative expenses consist primarily of salaries and benefits for our executive, finance, human resources and administrative personnel, third party professional service fees and headquarters facilities costs.

  Noncash stock-based compensation is recorded in connection with the grant of stock options and other equity instruments. This charge represents the excess of the deemed value of our common stock for accounting purposes and the exercise price of the options or sale price of other equity instruments. This amount is presented as a reduction of stockholders' equity and is amortized on an accelerated basis as a charge to operations over the vesting period of the options, typically four years. During the year ended December 31, 1999, we recorded deferred stock-based compensation of $7.5 million of which $1.7 million was amortized to expense during the year. We recorded additional deferred stock-based compensation of approximately $3.2 million for additional stock option grants made in January and February 2000. The deferred stock-based compensation for options issued through February 2000 is expected to be amortized in the amounts of $4.7 million in 2000, $2.5 million in 2001, $1.4 million in 2002 and $466,000 in 2003. Such amortization amounts assume that all vesting periods are completed by all employees; to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options will be credited to non-cash stock-based compensation expense.

  We intend to substantially increase our operating expenses in 2000 and beyond as we:

  . enter new regions while increasing penetration in existing regions and communities;

  .  increase development of new applications and services;

  . market our brand and services in new healthcare communities and regional markets; and

  .  expand our customer service and support operations.

Results of Operations

Years Ended December 31, 1999 and 1998

  Revenue. Our revenue increased by $783,000 or 155% to $1.3 million in 1999 from $506,000 in 1998. Subscription revenue increased $304,000 or 150% to $507,000 in 1999 from $203,000 in 1998. Installation, implementation and other revenue increased $479,000 or 158% to $782,000 in 1999 from $303,000 in 1998.
This revenue increase was attributable to greater demand for our services and the addition of new subscribers. We extended the availability of our services through regional expansion into Washington and Oregon, and increased our penetration in existing healthcare communities.

  Telecommunications and connectivity expenses. Telecommunications and connectivity expenses increased by $716,000 or 175% to $1.1 million in 1999 from $408,000 in 1998. This increase was primarily due to the accelerated expansion of our network infrastructure and the addition of new subscribers.

  Customer service expenses. In 1999, customer service expenses increased by $2.2 million or 178% to $3.5 million from $1.3 million in 1998. This increase was primarily due to the expansion of our regional operations into Washington and Oregon and the expansion of our network operations and infrastructure to support these additional subscribers.

  Development expenses. Development expenses increased by $804,000 or 61% to $2.1 million in 1999 from $1.3 million in 1998. This increase was primarily due to a significant increase in the number of software engineers and outside contractors engaged to expand and enhance our suite of applications and service offerings.

  Sales and marketing expenses. Sales and marketing expenses increased by $697,000 or 82% to $1.5 million in 1999 from $845,000 in 1998. This increase was primarily due to establishing corporate and direct sales functions and hiring additional marketing personnel to promote our brand and services to new healthcare communities.

  General and administrative expenses. General and administrative expenses increased by $1.3 million or 100% to $2.6 million in 1999. This increase was primarily due to hiring additional personnel and expanding the office facilities needed to support the growth of our business.

  Noncash stock-based compensation. Amortization of noncash stock-based compensation was $1.7 million in 1999 as compared to $43,000 in 1998. This increase was due to the issuance of options in 1999 to our employees at a deemed fair value for common stock for accounting purposes above the exercise price of these options.

Years Ended December 31, 1998 and 1997

  Revenue. Our revenue increased $405,000 or 401% to $506,000 in 1998 from $101,000 in 1997. Subscription revenue increased $135,000 or 199% to $203,000 in 1998 from $68,000 in 1997. Installation, implementation and other revenue increased $270,000 or 818% to $303,000 in 1998 from $33,000 in 1997. This revenue increase was attributable to greater demand for our services and the addition of new subscribers.

  Telecommunications and connectivity expenses. Telecommunications and connectivity expenses increased by $361,000 or 768% to $408,000 in 1998 from $47,000 in 1997. This increase was primarily due to the expansion of our network infrastructure and the addition of new subscribers.

  Customer service expenses. In 1998, customer service expenses increased by $941,000 or 306% to $1.3 million from $313,000 in 1997. This increase was primarily due to the expansion of our regional operations in Washington and the expansion of our network operations and infrastructure to support these additional subscribers.

  Development expenses. Development expenses increased by $880,000 or 204% to $1.3 million in 1998 from $432,000 in 1997. This increase was primarily due to an increase in the number of software engineers and outside contractors engaged to expand and enhance our suite of applications and service offerings.

  Sales and marketing expenses. Sales and marketing expenses increased by $574,000 or 212% to $845,000 in 1998 from $271,000 in 1997. This increase was primarily due to hiring sales and marketing personnel to support expansion into other healthcare communities in Washington.

  General and administrative expenses. General and administrative expenses increased by $268,000 or 27% to $1.3 million in 1998 from $1.0 million in 1997. This increase was primarily due to hiring several executive personnel and expanding our office facilities to support this employee growth.

Selected Quarterly Operating Results

  The following table sets forth the unaudited quarterly statement of operations data for the six quarters ended December 31, 1999. The quarterly data should be read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                         Three Months Ended
                          -----------------------------------------------------
                           Sept.    Dec.               June     Sept.    Dec.
                            30,      31,    March 31,   30,      30,      31,
                           1998     1998      1999     1999     1999     1999
                          -------  -------  --------- -------  -------  -------
                                           (in thousands)
Revenue.................  $   229  $   166   $   178  $   253  $   354  $   504
Operating expenses:
 Telecommunications and
  connectivity..........      201      113       169      186      285      484
 Customer service.......      355      334       726      739      885    1,132
 Development............      348      310       443      361      454      858
 Sales and marketing....      265      176       286      318      432      506
 General and
  administrative........      323      278       500      588      610      852
 Noncash stock-based
  compensation..........       21       11        57      152      737      743
                          -------  -------   -------  -------  -------  -------
    Total operating
     expenses...........    1,513    1,222     2,181    2,344    3,403    4,575
                          -------  -------   -------  -------  -------  -------
Loss from operations....   (1,284)  (1,056)   (2,003)  (2,091)  (3,049)  (4,071)
Other income (expense)..       (1)     (49)     (302)     (13)      54      403
                          -------  -------   -------  -------  -------  -------
Net loss................  $(1,285) $(1,105)  $(2,305) $(2,104) $(2,995) $(3,668)
                          =======  =======   =======  =======  =======  =======

  Our quarterly revenue has increased each quarter since December 31, 1998 due to a combination of factors. We have expanded our subscriber base, increased our direct sales and marketing efforts and entered into strategic alliances with several organizations that maintain strong healthcare community relationships. Our operating expenses have varied quarter to quarter and generally reflect increased spending on developing, selling, marketing and supporting our services to establish our market presence.

  We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:

  .  demand for our services and applications;

  . introduction or enhancement of services and applications by us and our competitors;

  . market acceptance of our new services and applications and those of our competitors;

  . price reductions by us or our competitors or changes in how services and applications are priced;

  . the mix of services and applications sold by us, in particular the number of large implementations we may have in any given quarter, and our competitors;

  . the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure;

  .  technical difficulties with respect to the use of our services; and

  . general economic conditions and economic conditions specifically related to the internet.

  It is often difficult to forecast the effect these factors, or any combination thereof, would have on our results of operations for any given quarter. We believe that our quarterly revenue, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance.

  Historically, we have received a significant portion of our revenue from a limited number of subscribers. We believe that a subscriber's decision to purchase our services is relatively discretionary and, for large-scale users, generally involves a significant commitment of financial resources for connecting and integrating to our network. Therefore, any downturn in the economy or in the business of potential subscribers could negatively impact our revenue and quarterly results of operations.

  Due to the foregoing factors, in some future quarters our operating results may fall below the expectations of securities analysts and investors, which would likely cause the price of our common stock to decrease.

Liquidity and Capital Resources

  Since inception, we have funded our operations and met our capital requirements primarily through the private sales of equity securities and the use of short-term and long-term debt and equipment leases. As of December 31, 1999 we had cash and cash equivalents of $35.9 million.

  We have had significant negative cash flows from operating activities in each annual period to date. Net cash used in operating activities for 1997, 1998 and 1999 was $1.7 million, $4.1 million and $7.5 million. Net cash used in operating activities in each of these periods was primarily the result of operating losses, partially offset by increases in net current liabilities. We anticipate that we will continue to incur increasing operating losses as we expand our operations and develop additional services.

  Investments in property and equipment were $482,000, $591,000 and $1.7 million in 1997, 1998 and 1999. During 1998 we also invested $683,000 in connection with the acquisitions of MedLynx and Peregrin Medical Review. We anticipate that we will continue to increase investments in property and equipment and make strategic acquisitions consistent with our anticipated growth and regional expansion.

  Net cash flows provided by financing activities were $5.8 million for the year ended December 31, 1997, $2.5 million for the year ended December 31, 1998 and $44.2 million for the year ended December 31, 1999. Net cash provided by financing activities in each year primarily consisted of net cash proceeds from the private issuance of common and preferred stock and long-term borrowings for equipment purchases.

  In July 1998, we entered into a $1.5 million equipment term loan facility with Imperial Bank, payable in monthly installments through July 2002 and bearing interest at prime plus 1.5%. As of December 31, 1999, $968,906 was outstanding under this equipment term loan and no additional borrowings were available. In September 1999, we entered into an additional $1.0 million equipment term loan facility with Imperial Bank bearing interest at prime plus 0.75%. There were no borrowings outstanding under this loan as of December 31, 1999.

  During 1999, we entered into term loan arrangements with Imperial Bank and Phoenix Growth Capital payable in monthly installments through September 2002. The term loans bear interest at prime plus 1.5%, which equaled 10% and 13.5% at December 31, 1999, respectively. As of December 31, 1999, $303,000 and $429,000 were outstanding under the Imperial Bank and Phoenix Growth Capital loans, respectively. As of December 31, 1999, no additional borrowings are available under the Imperial Bank term loan. There is $1.6 million available under the Phoenix Growth Capital term loan.

  Aggregate maturities of long-term borrowings will be $831,000 in 2000, $857,000 in 2001 and $537,000 in 2002.

  Aggregate rental expense for all operating leases will be $587,000 in 2000, $651,000 in 2001, $658,000 in 2002 and $601,000 in 2003.

  We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 18 months. We may raise additional funds prior to the expiration of this period. If we raise additional funds through the issuance of equity, equity related or debt securities, these securities may have rights, preferences or privileges senior to those rights of our common stock and our common stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

Recently Issued Accounting Pronouncements

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999 and there was no significant impact on our financial position or operating results upon adoption.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or other comprehensive income. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

  In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the way we currently recognize revenue.

Year 2000 Issues

  The impact of the Year 2000 on our technology systems to date has been insignificant. The total cost associated with our Year 2000 remediation effort has not been material and is not expected to be material in future periods. On and after January 1, 2000, our subscribers were able to access our online networks and use our services without any material interruptions.

  In addition, we depend on a number of third-party vendors to provide technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we cannot be sure that we will not experience any problems with these systems and services during 2000. We also cannot provide any assurance that governmental agencies, telecommunications companies, internet access companies and others outside of our control will not experience any future Year 2000 problems.

                                    BUSINESS

Overview

  We are a leading provider of business-to-business services to local healthcare communities through our online network that connects physician practices with other healthcare participants. Our online services enable physician practices, hospitals, payors, laboratories and imaging centers to exchange clinical and administrative information. We offer a comprehensive suite of services to automate the daily workflow and communication needs of healthcare participants. We have designed our solution to facilitate the exchange of healthcare information among local healthcare participants. Our services allow users to verify patient insurance coverage, manage and track patient referrals, receive laboratory and hospital reports, order supplies and access clinical reference materials.

  We currently operate three statewide networks in Washington, Oregon and Nevada, providing services to over 4,100 physicians. As of January 31, 2000, our services were being used by 3,751 physicians and 31 hospitals in Washington and Oregon, which represents over 20% of the physicians and hospitals in these two states. In addition, our relationships with payors provide our subscribers access to over 70% of the commercially insured patients in Washington and Oregon. We recently acquired a network of subscribers in Nevada that enables us to serve an additional 400 physicians and five hospitals.

Industry Background

  The physician practice is the focal point of the healthcare delivery system. In 1999, expenditures for the U.S. healthcare system totaled $1.1 trillion. Practicing physicians influence directly or indirectly 80% of all healthcare expenditures, including prescriptions, referrals, diagnostic tests and hospital admissions. These services require physician practices to regularly interact with numerous healthcare participants, including hospitals, payors and laboratories. The business-to-business communication among these healthcare participants involves billions of transactions annually and requires the employment of approximately two million office workers to support this exchange of information, resulting in significant administrative costs.

  Healthcare services are delivered locally. A vast majority of healthcare transactions occur between organizations within a local geographic market or healthcare community and involve exchanging information that is particularly relevant to the healthcare participants in that market. Participants in each healthcare community rely on a continuous flow of confidential information to provide quality patient care and manage their businesses and practices. The sheer number of participants in a healthcare community creates a high volume of information exchange.

  . Physician Practices. There were approximately 620,000 practicing physicians in the United States as of December 1998. Physician practices are dispersed across healthcare communities to serve the needs of patients in local markets. According to the American Medical Association, over 70% of U.S. physician practices are comprised of six or fewer physicians. Physician practices have increasing business-to-business communication needs as they require information from other healthcare participants to treat their patients and are responsible for verifying patient insurance coverage, referring patients for specialty care or hospitalization, and ordering diagnostic tests, surgical procedures, prescription drugs and medical supplies.

  . Hospitals. There were over 6,000 hospitals in the United States as of December 1998. Hospitals have significant information needs and must communicate daily with physician practices, payors, laboratories, imaging centers and other healthcare suppliers. Hospitals are responsible for verifying patient insurance coverage, fulfilling physician orders for patient care and purchasing medical supplies. In addition, hospitals must deliver patient discharge summaries, operating and emergency room reports and diagnostic test results to the physician practices.

  . Payors. There were over 1,100 health plans in the United States as of December 1999. Payors are responsible for reimbursing healthcare participants for providing patient care. Payors administer a highly complex set of rules and procedures related to patient eligibility and reimbursement. Consequently, payors employ numerous administrative workers to communicate these rules and procedures to healthcare participants and respond to inquiries.

  . Laboratories, Imaging Centers and Pharmacies. There were over 52,000 laboratories, imaging centers and retail pharmacies in the United States as of 1997. To process test and prescription orders and deliver test results, laboratories, imaging centers and pharmacies must frequently communicate with physician practices, hospitals and payors.

  The large number of healthcare participants, the absence of a common transaction standard and the lack of a trusted third party network connecting healthcare participants has inhibited efficient and cost effective communication. Healthcare participants rely heavily on paper or phone-based processes and isolated information systems to share data, which can result in errors and delays in verifying patient insurance coverage, authorizing patient referrals, reporting test results and reimbursing for patient care. Because healthcare participants are not networked, they often lack timely access to relevant patient information, which may result in the delivery of unnecessary or unauthorized patient care, redundant tests and procedures and excessive administrative costs. During 1998, an estimated $250 billion, or 25% of every healthcare dollar, was wasted due to administrative inefficiencies.

  The open architecture, accessibility and growing acceptance of the internet make it an increasingly important means of information exchange for business-to-business interaction. Until recently, the costs of constructing a system for effective communication and exchange of information among healthcare participants have been prohibitive. Internet technology provides a platform to create a system that can automate workflow, make complex information exchange processes more efficient, lower transaction costs and improve workplace productivity and, therefore, provide better quality healthcare.

Our Solution

  We offer a comprehensive suite of services to automate the daily workflow and communication needs of healthcare participants to assist them in managing their businesses and practices more efficiently. We designed our solution to facilitate the local exchange of healthcare information.

  Our solution offers the following benefits to healthcare participants:

  . Physician Practices. By using our solution to quickly and accurately verify patient insurance coverage at the time care is provided, physician practices can decrease patient claim denials and delayed reimbursement payments from payors. By coordinating patient referrals and hospitalizations online, physician practices can minimize the delays and labor costs associated with paper or phone-based processes. Our services also provide immediate online access to diagnostic test results and hospital reports.

  . Hospitals. By using our solution to verify patient insurance coverage and payor authorization for specific medical procedures, hospitals can reduce patient claim denials and costly billing errors. In addition, our system allows hospitals to quickly and cost effectively deliver patient medical reports and diagnostic test results to physician practices online instead of using mail, courier services or facsimile.

  . Payors. By using our solution, payors can interact efficiently with other healthcare participants and ensure compliance with their rules and procedures for treatment and reimbursement.

  . Laboratories and Imaging Centers. By using our solution, laboratories and imaging centers can deliver patient diagnostic test results quickly and cost-effectively to physician practices and hospitals. Our services allow laboratories and imaging centers to communicate with payors to verify patient insurance coverage, improve accuracy of reports and facilitate more timely reimbursement for their services.

Our Strategy

  We intend to be the leading provider of business-to-business services to local healthcare communities through our online network that connects physician practices with other healthcare participants. Our growth strategy consists of the following key elements:

  Drive Penetration within Local Healthcare Communities and Regional
Markets. We target influential healthcare participants in each local healthcare community to accelerate adoption of our services throughout the community. Adoption by these participants quickly provides us with a high level of credibility in the local healthcare community. We believe the value and utility of our network increases as we continue to attract additional healthcare participants within the local healthcare community. This network effect provides strong incentives to non-subscribing participants to join our network, resulting in an accelerated adoption rate for our services within each healthcare community as the efficiencies generated by our network become apparent. Operating success in one healthcare community accelerates the adoption of our services in adjacent communities within a regional market.

  Expand into New Communities and Regional Markets. We approach new healthcare communities and regional markets by replicating our successful community-based business model. We expect to leverage our relationships with healthcare participants to expand into other healthcare communities and regional markets where they have a significant business presence. We recently acquired networks with substantial subscriber bases in both Oregon and Nevada to accelerate our expansion into these regional markets. We will continue to pursue strategic acquisitions and alliances to facilitate rapid geographic expansion.

  Establish Strong Market Reputation for Pointshare and our Services. Our success in Washington and Oregon has established our credibility and provides us with significant relationships that we can reference to support our entry into new markets. As of January 31, our services were being used by 3,751 physicians and 31 hospitals in Washington and Oregon, which represents over 20% of the physicians and hospitals in these two states. Our relationships with payors provide our subscribers access to over 70% of the commercially insured patients in Washington and Oregon. We have strategic alliances with the Oregon Medical Association, Oregon Association of Hospitals and Health Systems, Washington State Medical Association and Washington State Hospital Association. We will pursue similar strategic alliances with other leading community and state healthcare organizations to endorse and promote our services to their members. We believe our strong market reputation will facilitate entry into new markets and increase the rate of adoption for our services within our existing markets.

  Enhance and Broaden our Service Offering. We plan to offer new online services and continually enhance our existing services to address our subscribers' business needs, increase subscriber usage of our services and attract new subscribers. For example, we intend to provide online prescription-writing and refill authorization services, laboratory test ordering services and other complementary product and service offerings. We intend to continue to partner with additional providers of complementary services to offer a comprehensive solution for our subscribers. We believe that extending the breadth and depth of our network services will be attractive to healthcare participants and further increase the value of our services. We may also selectively acquire products and services that complement our existing service offering.

  Expand our e-Commerce Service Offering. We intend to further develop PointStore, our e-commerce offering. Our online solution represents the initial point of entry for our subscribers and we believe it provides a unique sales channel to deliver e-commerce products and services to our physician practices and other healthcare participants. We intend to establish additional relationships with manufacturers and distributors as well as e-commerce intermediaries. We believe our concentrated online subscriber base will be attractive to healthcare vendors and will offer our subscribers an opportunity to obtain favorable pricing.

Our Services

  Our network services address the information exchange needs of the local healthcare community. We have developed and implemented application services that facilitate communication and provide significant benefits to physician practices and other healthcare participants.

   Service              Description                       Benefits

 VeriPoint       Online verification of patient    .  Reduces labor costs to
                 insurance coverage                   verify patient insurance
                                                      coverage
                                                   .  Reduces billing errors
                                                      and claim denials

--------------------------------------------------------------------------------
 ReferralPoint   Online coordination of patient    .  Improves coordination of
                 referrals and hospitalizations       patient care
                                                   .  Reduces referrals to
                                                      ineligible healthcare
                                                      participants
                                                   .  Reduces labor costs
                                                      associated with referrals

--------------------------------------------------------------------------------
 DeliveryPoint   Online delivery of diagnostic     .  Reduces time for delivery
                 test results and hospital            of test results
                 reports                           .  Reduces administrative
                                                      and delivery costs

--------------------------------------------------------------------------------
 ContactPoint    Online directory of physicians    .  Allows real-time location
                 and other healthcare                 of and communication with
                 participants                         healthcare participants

--------------------------------------------------------------------------------
 PointStore      Online purchasing of medical      .  Improves purchasing
                 and office supplies                  process
                                                   .  Allows savings from e-
                                                      commerce discounts

--------------------------------------------------------------------------------
 DiscoveryPoint  Online access to relevant         .  Provides easy-to-access
                 medical information,                 current medical and other
                 continuing medical education         information
                 and news on the world wide web
--------------------------------------------------------------------------------

  VeriPoint provides online access to patient insurance coverage information that enables our subscribers to verify insurance coverage prior to providing medical treatment. We contract directly with commercial and government health insurers and managed care organizations to deliver our service. As of January 31, 2000, our relationships with payors in Washington and Oregon provided our subscribers access to over 70% of the commercially insured patients in these two states. We have been providing VeriPoint since March 1998.

  ReferralPoint allows healthcare participants, including physician practices, hospitals and payors to exchange patient referral information online. We designed our service for direct physician-to-physician referrals and physician-to-hospital interactions to facilitate in-patient and out-patient services. We have integrated patient eligibility data from our VeriPoint service into ReferralPoint. In addition, patient reports and clinical information, such as diagnostic test results, can be transmitted with each referral. We have been providing ReferralPoint since January 1999.

  DeliveryPoint facilitates the delivery of patient test results and reports from labs, imaging centers and hospitals to physician practices. DeliveryPoint collects patient test results and reports from a variety of healthcare participants, and then automatically sorts, formats and delivers the information to the designated healthcare participant in the format they specify, such as e-mail, facsimile, electronic medical record or directly to a printer. We designed DeliveryPoint to allow physician practices to transmit reports to ReferralPoint. We have been providing DeliveryPoint since March 1999.

  ContactPoint is an online, interactive directory service that allows users to search for healthcare participants and then communicate with them directly. We designed ContactPoint to be easy-to-use, with multiple search and browse functions, including searching by provider's name, medical specialty, address, participating health plans, languages spoken and other relevant information. ContactPoint also provides subscribers a direct link to correspond online with other healthcare participants and ReferralPoint. We have been providing ContactPoint since September 1998.

  PointStore allows users to purchase medical and office supplies online from a variety of suppliers. Online procurement may allow physician practices and other healthcare participants to spend less time searching for supplies and benefit from cost savings inherent in discounts from e-commerce vendors. We have been providing PointStore since September 1998.

  DiscoveryPoint offers access to a large number of online medical reference and educational web sites. DiscoveryPoint complements our existing services by providing subscribers access to medical reference material, continuing education programs and news relevant to their medical practice and personal interests. We have been providing DiscoveryPoint since September 1998.

Strategic Alliances

  We actively seek strategic alliances with organizations that maintain strong healthcare community relationships. We currently have the following strategic alliances:

  Washington State Medical Association (WSMA). We entered into a co-marketing arrangement with WSMA in September 1999 to sponsor and promote our services to WSMA members and co-sponsor educational seminars. We pay WSMA a sponsorship fee for each WSMA member who subscribes to our service. The WSMA agreement is effective through September 2000 and renews automatically on an annual basis.

  Washington State Hospital Association (WSHA). We entered into a co-marketing agreement with Washington Hospital Services, Inc. (WHS), a wholly-owned subsidiary of WSHA, in October 1998. Under this agreement, WHS agrees to sponsor and promote our network services to WSHA members, including members outside Washington state. We pay WHS a sponsorship fee for each WSHA member who subscribes to our service. The WSHA agreement is effective through June 2004 and renews automatically on an annual basis.

  Oregon Medical Association (OMA). We entered into an exclusive agreement with OMA in December 1998 to sponsor and promote our services to Oregon physicians. In addition, OMA provides directory information and general assistance to support our service offering to healthcare participants in Oregon. We pay OMA a sponsorship fee for each Oregon physician who subscribes to our service. The OMA agreement is effective through December 2003 and renews automatically on an annual basis.

  Oregon Association of Hospitals and Health Systems (OAHHS). We entered into an exclusive co-marketing arrangement with OAHHS in January 2000 to sponsor and promote our services to OAHHS members and co-sponsor educational seminars. We pay OAHHS a sponsorship fee for each member hospital that subscribes to our service. The OAHHS agreement is effective through January 2005 and renews automatically on an annual basis.

Operations

  Our operations are organized regionally and supported nationally. We manage our operations in local healthcare communities from our regional offices. Our regional offices are responsible for sales, implementation management, account management, regional marketing, installation, training and support. By maintaining these offices, we are able to provide more personalized, local service and support, thereby permitting us to maximize sales opportunities and penetrate our markets.

Sales and Marketing

  Our sales and marketing approach is designed to help physician practices and other healthcare participants understand both the business and technical benefits of our solution. Our direct sales force of 15 employees targets healthcare participants in each of our healthcare communities. Our sales and marketing efforts focus on the importance of information exchange and communication within the local healthcare community and are directed at attaining a critical mass of participation from physician practices, hospitals, payors, laboratories and imaging centers.

  We conduct a variety of marketing programs to educate healthcare participants, create awareness and attract new subscribers to our service. To achieve these goals, we leverage our existing subscriber base, engage in marketing activities, such as direct marketing, trade shows, speaking engagements and co-marketing relationships with hospitals and physician associations. We also conduct comprehensive public relations programs that include establishing and maintaining relationships with key trade press, business press and industry analysts.

Our Subscribers

  Our target subscribers are physician practices and other healthcare participants, including hospitals, laboratories, imaging centers and payors. A small number of subscribers account for a high percentage of our revenue primarily as a result of initial one-time network installation and implementation fees charged to these larger subscribers. For the year ended December 31, 1999, two of our subscribers accounted for 29% and 10% of our revenue. For the year ended December 31, 1998, two of our subscribers accounted for 45% and 26% of our revenue. We expect that a small number of subscribers will continue to account for a high percentage of our revenue for at least the next twelve months. The loss of a major subscriber, or the failure to attract additional subscribers requiring large scale installation and implementation services, could harm our business.

Network and Technology

  Our networks employ a modular, distributed application architecture capable of accommodating independent, geographically dispersed healthcare communities. We use a multi-tiered architecture common to online applications that includes:

  . an industry standard web browser, such as Microsoft Internet Explorer or Netscape Navigator;

  .  a web-based application server; and

  .  database servers.

  This software architecture maximizes performance, flexibility and development speed while also reducing the cost of installing new software, upgrades, support and training.

  Our central Network Operations Center, referred to as the NOC, is located in the Westin Building in downtown Seattle, Washington. This site is strategic because it offers interconnection capabilities with over 65 communications companies, including local exchange carriers, competitive access providers/inter-exchange carriers, long-distance carriers and major internet backbone providers. The NOC is the central point in our network and provides administrative efficiencies, scalability and connectivity between the network hubs of physician practices and other healthcare participants, our corporate headquarters and the internet. We have arrangements with several telecommunications companies that provide redundant operations and backup services to safeguard against a disruption of service.

  Healthcare information is highly confidential. We employ technical safeguards to protect the privacy of sensitive medical records including using multiple security layers and proven security methodologies, including system access-controls, firewalls, proxy servers, router filtering and application access controls.

Customer Service, Training and Network Support

  We believe effective customer support is essential to maintaining our existing subscriber base as well as achieving wide acceptance of our online information services. We provide a wide range of customer support services through a staff of customer service and helpdesk personnel that can be accessed by telephone or email. We offer 24 hour online support functions seven days a week. We also employ technical support personnel who work with our direct sales force, implementation teams and subscribers to quickly troubleshoot technical problems.

  We provide our subscribers with a complete implementation service. We assist our subscribers in building out their existing internal networks or creating a new network to connect to our community-based network. Our networking services include site evaluation, network design and installation, systems integration, hardware purchasing and technical training programs.

  We have arrangements with several telecommunications companies to offer our subscribers a variety of connectivity options through either full-time access or dial-up access. Full-time access means continuous and unlimited, high-speed access using digital connections such as frame relay, ISDN, xDSL and other high speed telecommunication options.

Intellectual Property

  Pointshare, VeriPoint, ReferralPoint, DeliveryPoint, ContactPoint, DiscoveryPoint, CommunityPoint, PointStore, the phrase "Healing takes time. Information shouldn't" and the Pointshare corporate logo are our trademarks and service marks, and we have filed for trademark or servicemark registration.

  Our ability to successfully compete is substantially dependent upon our internally developed technology and intellectual property, which we protect through a combination of copyright, trade secret and trademark law, and contractual obligations We may not be able to adequately protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation.

  Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. There is substantial risk of litigation regarding intellectual property rights in our industry. A successful claim of technology infringement against us and our failure or inability to license the infringed or similar technology could harm our business.

Competition

  Our industry is intensely competitive, rapidly evolving and subject to significant technological change. We compete with numerous companies, including online business-to-business services companies, companies providing electronic data interchange services to healthcare participants and companies providing physician practice management systems.

  We believe there are few competitors that currently offer a comprehensive solution that addresses the relevant information exchange needs of local healthcare communities comparable to ours. However, several organizations offer services that overlap with some components of our solution and may become increasingly competitive with us in the future. In addition, Healtheon/WebMD Corporation, a national business-to-consumer and business-to-business healthcare services company, has recently acquired several companies offering various components of our solution, which when combined, further strengthen their application and service offerings. It is likely that we will compete for subscribers with Healtheon/WebMD in new regional markets that we enter. Healtheon's recent acquisitions may also make it more difficult for us to transact business with, or offer the products or services of, service providers who are acquired by, or enter into relationships with, Healtheon/WebMD.

  We believe that the principal competitive factors in attracting and retaining subscribers are:

  . the number of healthcare participants using the services in the local market;

  .  the functionality and ease-of-use of the services;

  .  the breadth of the services;

  .  the ability to integrate with disparate systems;

  .  the quality of the services; and

  .  the cost of the services.

  Many companies that offer applications or services that compete with one or more of our services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more subscribers than we have. In order to succeed, we believe we must gain significant market share for our service in our markets before our competitors introduce alternative applications and services with features similar to ours. If we fail to do so, we may be unable to compete effectively in those markets.

Government Regulations

  Participants in the healthcare industry are subject to frequently changing and often confusing regulation at federal, state and local levels. Providers, payors, and plans are also subject to a variety of laws and regulations that could affect their business relationships with us. Federal and state laws regulating health insurance, health maintenance organizations and similar organizations, as well as employee benefit plans, are nonuniform and cover a broad array of subjects, including confidentiality, financial relationships with vendors, mandated benefits, grievance and appeal procedures and others. Some federal and state so-called "fraud and abuse" laws may also limit or prohibit some financial relationships between us and our subscribers, including physician practices, hospitals, laboratories, and pharmacies.

  The internet and its associated technologies are also subject to changing government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare business-to-business commerce we are developing. Nonetheless, we believe that these laws and regulations may affect the following aspects of our services: patient medical record confidentiality and disclosure; electronic transmission of patient-identifiable information among healthcare participants; use of software to diagnose, cure, treat, mitigate or prevent disease; health maintenance organizations, payors, providers, or employee benefit plans; relationships and referral patterns among healthcare participants; and internet-related issues, including security, privacy, encryption, pricing, content, intellectual property rights, contracting and selling over the internet, distribution, scope of professional licensure and characteristics and quality of services. In particular, forthcoming federal regulations concerning "administrative simplification" of healthcare data will require us to adopt uniform formats and security measures concerning the information we communicate on behalf of our subscribers and contractors. These and other regulations may entail significant costs, although we are developing our technology platform to be compatible with the developing standards.

Privacy

  State laws aimed at protecting the privacy of confidential patient health information are many and varied, and states frequently adopt new laws in this area. Although most state health information privacy laws apply only to specific healthcare participants, some of these laws also directly apply to businesses such as ours that handle health information for treatment or claims processing purposes, and some state laws extend their applicability to entities that obtain confidential health information from heathcare participants directly subject to the law. Violations of these laws may result in civil and/or criminal penalties. While we intend to comply with all applicable laws, we cannot predict how interpretations of existing law or changes in the law may affect our business, and compliance may be time consuming and expensive. The ways in which these laws may affect our operations could include the following:

  . Some state health privacy laws may directly regulate entities such as Pointshare that transmit confidential health information;

  . Some state laws directly regulating healthcare participants may extend the confidentiality protections to information transmitted by those entities to another entity, such as Pointshare;

  . State laws enacted before the use of the internet in healthcare transactions was contemplated may be interpreted to apply to internet transactions; and

  . Some state laws specifically restrict the disclosure of certain types of particularly sensitive health information, and if healthcare participants fail to obtain the necessary consents or otherwise comply with these restrictions, we could be liable for the improper transmission of this information.

  While we cannot assure you that we would prevail if challenged, we believe that in general our ways of doing business should not be the subject of enforcement proceedings or lead to liability under these laws. The confidentiality of health information is a high priority for us, and we have policies and security measures in place to protect against unauthorized access to the information and to ensure that such information is handled appropriately. In addition, we are reviewing our contracts with subscribers and other contractors to determine whether additional provisions should be added to further ensure compliance with all applicable health information privacy laws. Although the Secretary of the U.S. Department of Health and Human Services has proposed regulations dealing with privacy of electronically transmitted health information as required by the Health Insurance Portability and Patient Protection Act of 1996, known as HIPPA, these regulations are not currently in effect, and may be changed substantially before they are finalized; thus, at present there is no federal law securing or regulating the privacy of confidential health information of a patient. We intend to monitor the development of the federal law and regulations, to adapt our business to comply with requirements that may become applicable in the future.

Antikickback laws

  Certain provisions of the Social Security Act, commonly referred to as the Medicare/Medicaid antikickback law, prohibit the offer, payment, solicitation, or receipt of anything of value to induce or in return for the referral of, Medicare, Medicaid and other federal healthcare program patients, or to induce or in return for the purchase, lease, or order (or arranging for or recommending the purchase, lease or order) of products or services that are covered by these programs. The antikickback law is broad in scope and has been broadly interpreted by its principal administrative enforcement agency, the Office of Inspector General of the U.S. Department of Health and Human Services, known as the OIG, and by courts in many jurisdictions. Read literally, the statute places at risk many legitimate business arrangements, potentially subjecting these arrangements to lengthy, expensive investigations and prosecutions initiated by federal officials. Many states have similar laws that often apply regardless of whether federal funds may be involved.

  Violation of the antikickback law is a felony, punishable by significant fines, imprisonment, and exclusion from participation in Medicare, Medicaid, and other federal healthcare programs. Apart from its criminal penalties, the law allows the OIG to impose the civil monetary penalty and exclusion remedies in an administrative proceeding. Under a recent administrative ruling, the exclusion remedy may be applied to companies such as ours that furnish services to participating healthcare providers.

  Since we are a provider of communication and other administrative services to healthcare participants, we could be seen as positioned to influence physician or hospital referrals or choices of healthcare products or services, especially to the extent that vendors of healthcare products or services to physicians or hospitals pay fees to us in connection with sale of their products or services or for being listed on our website. We have (and may have in the future) arrangements with healthcare participants and vendors under which the participant or vendor receives a link on our website and compensates us based upon the volume of business generated through use of the link by our subscribers. Among other arrangements that have been questioned under the antikickback law, a ruling by the OIG suggests that commission sales arrangements for products covered under Medicare may be subject to scrutiny for violation of the law where the marketing agent's compensation is determined on a commission basis (or some basis that takes into account the volume of product sold). While acknowledging that many such arrangements paying for marketing and advertising activities by persons who are not heathcare participants would not merit enforcement under the law, the OIG has identified several characteristics of arrangements between sellers, sales agents and purchasers that it believes may be associated with increased potential for violating the antikickback law, including, among other things:

  . compensation based on a percentage of sales, which gives the marketing agent a financial incentive to increase referrals through its marketing services; and

  . direct contact between the marketing agent and physicians in a position to order or recommend items.

  Thus, our financial arrangements with heathcare participants could be scrutinized and challenged under these broad laws. However, to date neither courts nor the OIG have considered the applicability of the antikickback law or related state laws to the specific business relationships that exist between us and our subscribers and vendors.

  While we cannot assure you that we would prevail if challenged, we believe that our agreements with healthcare participants and vendors should not be found to violate the antikickback law, because they are designed to provide us with compensation for legitimate and needed services actually performed in exchange for compensation representing the fair market value of those services. Moreover, although our service enables physicians and hospitals to purchase some medical products online, we are merely a conduit for information concerning the sellers and the products. None of our arrangements with heathcare participants require physicians or hospitals to purchase particular healthcare products, and we are not a healthcare provider in a position to exercise influence over our subscribers to make such purchases.

  False Claim Laws. We offer our subscribers a third-party product known as CodeCorrect that assists our subscribers in selecting appropriate reimbursement codes for some of the services provided to patients. As a result, we may be subject to state and federal laws that govern the submission of claims for reimbursement of medical services. These laws generally prohibit an individual or entity from knowingly presenting a claim (or causing a claim to be presented) for payment from Medicare, Medicaid, or other third-party payors that is false or fraudulent, or is for an item or service that was not provided as claimed. The standard for a "knowing" violation typically does not include simple inadvertence or honest error, but typically does include conduct that amounts to a reckless disregard for whether accurate information is presented or provided.

  Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare and Medicaid programs, and imprisonment. One of the most prominent of these laws is the federal civil false claims act, known as the FCA, which may be enforced by the federal government directly or by a qui tam (private citizen "whistleblower") plaintiff on the government's behalf. Under the FCA, the government, if successful, is permitted to recover substantial monetary penalties as well as an amount equal to three times actual damages, and any qui tam plaintiff is entitled to a share of these proceeds. In recent cases, some courts have allowed qui tam plaintiffs and prosecutors to bring cases under the FCA based on the theory that any claim for payment submitted for a service resulting from a referral that would be unlawful under the antikickback law constitutes a false claim.

  The laws and regulations defining the parameters of proper third party payor billing are frequently unclear and in many cases have not been subjected to extensive judicial or agency interpretation. Billing errors can occur despite the best efforts of the third party who designed and developed the CodeCorrect product to prevent them. While we cannot assure you that we would prevail if challenged, we believe that since we are only a communications conduit through which a third party offers its own proprietary product to our subscribers, and we do not alter in any manner the content of the product, it is not likely that we would be viewed as having "caused to be presented" claims prepared by heathcare participants using the CodeCorrect product.

  The U.S. Food and Drug Administration. The FDA regulates some computer applications and software as medical devices. We do not believe that any of our services or applications that transmit medical information are subject to regulation by the FDA as medical devices. However, the FDA's regulations and policies on the regulation of software products and the transmission of medical information are evolving. In the future, some of our applications or services could be regulated by the FDA as medical devices. To the extent that any of our applications or services are regulated by the FDA as medical devices, we would be subject to various laws, regulations and policies enforced by the FDA and other governmental authorities that include both premarket and postmarket requirements and restrictions on promotion. Complying with FDA regulations would be time consuming, burdensome and expensive and could negatively affect our ability to continue providing some applications or services, or to introduce new applications or services in a timely manner. Noncompliance with applicable FDA requirements can result in an enforcement action by the FDA including warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. Changes in existing regulatory requirements or failure to comply with current or future requirements or adoption of new requirements could negatively impact our business.

Employees

  As of January 31, 2000, we had 115 full time employees. None of our employees are represented by a labor union. We believe our relationship with our employees to be good.

Facilities

  Our principal executive and corporate offices, development and customer support operations are located in Bellevue Washington, in approximately 23,000 square feet of office space, under a lease that expires in February 2005. We also maintain regional offices and network operations centers in Washington, Oregon and California under leases that expire in 2000 through 2004. We believe we will be able to obtain additional facilities that will be adequate to meet our needs in our current geographic markets.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

  The following table provides information regarding our executive officers, key employees and directors as of December 31, 1999:

                   Name                 Age              Positions
                   ----                 ---              ---------
   Timothy J. Kilgallon................  40 President, Chief Executive Officer
                                            and Director
   R. Scott Wiley......................  37 Executive Vice President, Chief
                                            Operating Officer
   Kirk A. Collamer....................  47 Executive Vice President, Chief
                                            Financial Officer
   Dennis P. Schmuland, M.D. ..........  43 Vice President, Chief Medical
                                            Officer
   Kevin M. Hileman....................  43 Vice President, Territory
                                            Development
   Craig T. Davenport..................  47 Chairman of the Board
   Robert C. Bellas, Jr. (1)...........  56 Director
   Cabot Brown (2).....................  38 Director
   Steven J. Dennis (1)(2).............  54 Director
   Alan Dishlip (2)....................  48 Director
   John D. Stobo, Jr. (1)..............  34 Director

--------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

  Timothy J. Kilgallon has served as our president, chief executive officer and a director since July 1997. From 1988 to 1996, Mr. Kilgallon served in several different capacities at Medaphis Corporation, a healthcare management services company, including president of two divisions, chief information officer, chief financial officer and general counsel. Mr. Kilgallon holds a B.A. from Boston College and a J.D. from Washington and Lee University.

  R. Scott Wiley has served as our executive vice president and chief operating officer since April 1999. From October 1997 to April 1999, Mr. Wiley served as our vice president of operations and development. From 1992 to October 1997, Mr. Wiley served as vice president of Western United States Operations for Integrated Medical Systems, now known as Kinetra, LLC, a healthcare networking service recently acquired by Healtheon/WebMD. Mr. Wiley holds a B.A. from Brigham Young University.

  Kirk A. Collamer has served as our executive vice president and chief financial officer since December 1999. From February 1997 to February 2000, Mr. Collamer served as vice president and chief financial officer of Coinstar, Inc., a coin recycling company. From March 1995 to February 1997, Mr. Collamer served as chief financial officer of Muzak, Inc., a business music network services provider. Prior to joining Muzak, Mr. Collamer served in various positions at Ameritech Corporation, a telecommunications company, including serving as vice president, finance, and controller for various subsidiaries. Mr. Collamer holds a B.A. from Michigan State University and an M.B.A. from Vanderbilt University.

  Dennis P. Schmuland, M.D., our founder, has served as our vice president and chief medical officer since July 1997. From July 1995 to July 1997, he served as our president and chief executive officer. In 1984, Dr. Schmuland co-founded Family Medicine of Redmond, a group private practice clinic, and practiced there until 1996. Dr. Schmuland is board certified in Family Practice and is an Affiliate Professor at the University of Washington School of Medicine and a Fellow of the American Academy of Family Physicians. Dr. Schmuland holds a B.A. and a B.S. from Seattle Pacific University and an M.D. from the University of Washington School of Medicine.

  Kevin M. Hileman has served as our vice president, territory development since December 1999. From March 1996 to December 1999, Mr. Hileman served as our vice president, marketing. From 1994 to 1996,

Mr. Hileman was a healthcare information management consultant for various hospitals and physician organizations in the Pacific Northwest. Mr. Hileman holds a B.A. from Walsh College and an M.B.A from Western Washington University.

  Craig T. Davenport has served as one of our directors since April 1999 and has served as our chairman of the board since May 1999. From 1993 to the present, Mr. Davenport has served as managing partner for the D.W. Group, a private investment company. From May 1997 to October 1998, Mr. Davenport served as interim chief executive officer and a director of Sapient Health Network, an Internet provider of healthcare information for consumers that merged with a predecessor of Healtheon/WebMD. Mr. Davenport also serves as a director of several privately held companies. Mr. Davenport holds a B.G.S. from Ohio University.

  Robert C. Bellas, Jr. has served as one of our directors since July 1997. He has been a general partner of Morgenthaler Ventures, a venture capital firm, since 1984. Mr. Bellas serves on the boards of several privately held companies. He also serves as a director of the Western Association of Venture Capitalists, an association of venture capital firms. Mr. Bellas holds a B.S. from the United States Naval Academy and an M.B.A. from Stanford University.

  Cabot Brown has served as one of our directors since September 1999. Since January 1996, Mr. Brown has served as a managing director of Seven Hills Partners, LLC, a private equity firm formerly known as Brown, McMillan & Co., which he co-founded in January 1996. Mr. Brown served as a managing director of Volpe, Welty & Company, an investment banking firm, from 1989 to 1995. Mr. Brown serves as a director of several privately held companies. Mr. Brown holds an A.B. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

  Steven J. Dennis has served as one of our directors since October 1996. From August 1997 to the present, Mr. Dennis has served as a director of Solomon Software, Inc., a financial software firm, and from August 1997 to February 2000, Mr. Dennis served as vice president and general manager of the Project Management Group for Solomon Software. Prior to August 1997, Mr. Dennis was the chairman of the board of Smith, Dennis & Gaylord (SD&G), a software firm he founded in 1973 and which was acquired by Solomon Software in August 1997. Mr. Dennis founded SD&G Healthcare Systems, an information systems company, in 1988. ADAC Laboratories acquired SD&G in 1993, and from November 1993 to January 1996 Mr. Dennis was, at different times, president of ADAC SD&G Healthcare Systems and Vice President of Radiology Operations of ADAC Healthcare Information Systems. Mr. Dennis also serves as a director of another privately held company. Mr. Dennis holds a B.S. from Rensselaer Polytechnic Institute.

  Alan Dishlip has served as one of our directors since January 1999. Since December 1997, Mr. Dishlip has been a general partner of Utah Venture Partners II, L.P., a venture capital firm, which is the general partner of Utah Ventures II, L.P. From 1995 to December 1997, Mr. Dishlip was senior vice president of FIRSTCORP, a venture-leasing firm. Prior to 1995, Mr. Dishlip was a partner of Shaw Venture Partners, a venture capital firm. Mr. Dishlip also serves as a director of several privately held companies. Mr. Dishlip holds a B.B.A. from the University of Iowa.

  John D. Stobo, Jr. has served as one of our directors since September 1999. Since November 1998, Mr. Stobo has been a managing member of ABS Partners III, LLC, which is the general partner of ABS Capital Partners III, L.P. From December 1993 to November 1998, Mr. Stobo was a principal of ABS Capital Partners and related entities. Prior to joining ABS Capital Partners, Mr. Stobo worked in the health care investment banking group at Alex. Brown & Sons Incorporated, an investment banking firm. Mr. Stobo serves as a director of several privately-held companies. Mr. Stobo holds a B.A. from University of California, San Diego, and an M.B.A. from Cornell University.

Board Composition

  Our bylaws currently provide for a board of directors consisting of eight directors. Mr. Bellas, Mr. Dishlip and Mr. Stobo were elected to the board of directors pursuant to a voting agreement among Pointshare and some of its principal stockholders. The voting agreement will terminate upon completion of this offering. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. Each of our current directors will continue to serve on the board of directors upon completion of this offering.

  Executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of the directors, officers or key employees of Pointshare.

Board Compensation

  Our directors are entitled to compensation for services approved by the board of directors, including expenses of attendance at each regular or special meeting of the board of directors and at any meeting of a committee of the board of directors. Directors receive an initial grant of an option to purchase shares of common stock and annually receive a subsequent option to purchase shares of common stock under our 1998 directors' stock option plan. Our directors are generally eligible to participate in our 1999 stock option plan and our 2000 employee stock purchase plan.

  Under the 1998 directors' stock option plan, incumbant non-employee directors as of May 5, 1998 and newly appointed or elected non-employee directors after that date receive an initial grant of options to purchase 25,000 shares of common stock. On the date of each annual stockholders' meeting, each nonemployee director who has served on our board of directors for at least six months will be granted an additional option to purchase 10,000 shares of common stock. Initial options granted under the 1998 directors stock option plan vest at the following rates:

  . for those who were directors as of May 5, 1998 and were granted options on May 5, 1998, 50% vested immediately and the remainder on May 5, 2000;

  . for directors appointed or elected after May 5, 1998 and before February 16, 2000, 25% vested immediately at grant, 25% on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant; and

  . for initial grants to directors appointed or elected after February 16, 2000, one-third of the shares will vest on the first, second and third anniversaries of the grant date.

Subsequent annual grants in all cases vest 100% on the first anniversary of the grant date. The exercise price of all stock options granted under the directors' stock option plan will be equal to the fair market value of a share of our common stock on the date of grant of an option. See "Benefit Plans--2000 Directors' Stock Option Plan."

Board Committees

  At the date of this offering, the compensation committee will consist of Mr. Bellas, Mr. Dennis and Mr. Stobo. The compensation committee:

  . reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to our officers; and

  . establishes and reviews general policies relating to the compensation and benefits of all of our employees.

  The audit committee currently consists of Mr. Brown, Mr. Dennis and Mr. Dishlip. The audit committee:

  . reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent auditors; and

  . makes recommendations to the board of directors regarding the selection of independent auditors.

Compensation Committee Interlocks and Insider Participation

  The members of the compensation committee of our board of directors are currently Mr. Bellas, Mr. Davenport and Mr. Stobo. At the date of the offering, Mr. Dennis will replace Mr. Davenport on the compensation committee. None of the members of the compensation committee has at any time been one of our officers or employees, other than Mr. Davenport, who has served as our Chairman of the Board since May 1999. We have issued and sold in private placement transactions shares of preferred stock to Morgenthaler Venture Partners IV. Mr. Bellas is a general partner of Morgenthaler Management Partners IV which is the general partner of Morgenthaler Venture Partners IV. We have issued and sold in private placement transactions shares of preferred stock to ABS Capital Partners III, L.P. Mr. Stobo is a managing member of ABS Partners III, LLC, the general partner of ABS Capital Partners III, L.P. Mr. Davenport has entered into a consulting agreement with us. No executive officer of Pointshare serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving on our board of directors or compensation committee. See "Related Party Transactions."

Employment Contracts and Change of Control Arrangements

  Employment and Restricted Stock Purchase Agreement of Timothy J. Kilgallon. In July 1997, and as amended in June 1999, we entered into an employment agreement with Mr. Kilgallon, our president, chief executive officer and a director. Pursuant to the employment agreement, we hold a repurchase option in the event of termination of Mr. Kilgallon's employment under some circumstances on 750,000 shares of common stock that lapses for 187,500 shares one year from the date of the agreement and approximately 15,625 per month thereafter. If we experience a change of control, our right to repurchase lapses as to the remaining unvested shares. In the event of termination of Mr. Kilgallon's employment other than for cause, Mr. Kilgallon is entitled to his salary and benefits and to continued vesting for 12 months after termination.

  Employment and Restricted Stock Purchase Agreement of Dennis P. Schmuland, M.D. In July 1997, we entered into an employment agreement with Dr. Schmuland, our vice president and chief medical officer. Pursuant to the employment agreement, in the event Dr. Schmuland is terminated for other than good cause, he is entitled to 12 months salary and benefits.

  Employment Agreement of R. Scott Wiley. In April 1999, we entered into an employment agreement with Mr. Wiley, our chief operating officer. Pursuant to the employment agreement, in the event we terminate Mr. Wiley other than for cause, Mr. Wiley is entitled to six months salary and benefits and to continued vesting for 12 months after termination.

  Acquisition of MedLynx, LLC; Employment of Kelly Jorgensen. Effective March 18, 1998, we purchased the assets of MedLynx. In connection with the acquisition of MedLynx, Kelly Jorgensen, the founder of MedLynx, received 522,000 shares of our common stock. Mr. Jorgensen was our vice president of sales from March 1998 until August 1999 and, thereafter, was our executive director of sales until March 1, 2000. We terminated Mr. Jorgensen's employment on March 1, 2000. In connection with this termination, Mr. Jorgensen received a severance payment in an amount equal to 10 months' salary, and we released our repurchase option on the 522,000 shares of common stock held by Mr. Jorgensen.

Proceeding Involving Ex-Officer

  In October 1999, Kelly Jorgensen was indicted in the United States District Court for the Western District of Washington on charges of mail fraud, health care fraud and conspiracy to commit mail fraud and health care fraud. These charges relate to Mr. Jorgensen's operation of a medical billing business that he owned and sold in 1997, the year before he joined Pointshare. See "Related Party Transactions--Loans to Officers."

Executive Compensation

  The following table sets forth compensation awarded to, earned by, or paid to our chief executive officer, and our four other most highly compensated officers whose total cash compensation exceeded $100,000 during the year ended December 31, 1999. Throughout this prospectus, we refer to the following officers as named executive officers.

                           Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                                          Awards
                                                       ------------
                                           Annual
                                        Compensation
                                      ----------------  Securities
                               Fiscal           Bonus   Underlying   All Other
 Name and Principal Position    Year   Salary    (1)     Options    Compensation
 ---------------------------   ------ -------- ------- ------------ ------------
 Timothy J. Kilgallon........   1999  $190,000 $80,447  1,000,000     $26,455
  President and Chief           1998   144,000     --         --       53,222
   Executive Officer (2)
                                1997    84,000  76,162        --       10,500
 Dennis P. Schmuland, MD.....   1999   165,000  66,000        --          --
  Vice President, Chief         1998   156,000     --         --        6,000
   Medical Officer (3)
                                1997   130,000  75,000        --        3,000
 R. Scott Wiley..............   1999   155,523  62,209    200,000         --
  Executive Vice President,     1998   140,000  50,000        --          --
   Chief Operating Officer      1997    26,026     --         --          --
 Kevin M. Hileman............   1999   125,000  50,000        --          --
  Vice President, Territory     1998   120,000     --         --          --
   Development
                                1997   100,500     --         --          --
 Kelly R. Jorgensen..........   1999   120,000  48,000        --       13,680
  Executive Director, Sales     1998    94,615     --         --       11,400
   (4)
 James D. Farrar.............   1999   110,000  44,000    125,000      27,500
  Regional Vice President,
   Washington (5)

--------
(1) Bonus represents the amount earned by the employee during the year ended December 31, 1999 and paid in January 2000.

(2) Includes $16,907 of other compensation consisting of forgiveness of a note issued by Mr. Kilgallon to us and $9,548 of other compensation for reimbursement of tax liabilities associated with the forgiveness of the note during the year ended December 31, 1999. Includes $40,566 in deferred compensation for the year ended December 31, 1998 and $12,656 of other compensation for reimbursement of tax liabilities associated with forgiveness of the note during the year ended December 31, 1998.

(3) Includes $6,000 automobile allowance for the year ended December 31, 1998 and $3,000 automobile allowance for the year ended December 31, 1997.

(4) Resigned as vice president of sales effective August 1999 and was employed as executive director, sales until March 1, 2000, at which time his employment was terminated. See "Management--Proceeding Involving Ex-Officer.". Includes $13,680 in deferred compensation for the year ended December 31, 1999 and $11,400 in deferred compensation for the year ended December 31, 1998.

(5)  Includes $27,500 in relocation payments.

Option Grants

  The following table describes certain information regarding stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the deemed fair market value on the date of grant determined by us for accounting purposes.

These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In addition, the deemed value as of the date of grant was determined after the date of grant solely for financial accounting purposes taking into consideration, with the benefit of hindsight, various factors including application and service introductions, our operating results and cash position, competitive developments, management team developments and the prices at which we issued preferred stock. No stock appreciation rights were granted to these individuals during the year.

  In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 3,291,573 shares to employees, directors and consultants. All options were granted under our 1996 stock option plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of our common stock. All options are exercisable as determined by the plan administrator.

  All options to be granted under the 1996 stock option plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with us with respect to any unvested shares. Under such agreement, the optionee grants us an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with us is terminated. Our right of repurchase lapses as the shares vest in a series of equal monthly or annual installments in accordance with the vesting schedule of the exercised options.

                       Option Grants in Last Fiscal Year

                                                                              Potential Realizable
                                                                                Value at Assumed
                         Number of                                            Annual Rates of Stock
                           Shares   Percentage of Total                      Price Appreciation for
                         Underlying Options Granted to  Exercise                   Option Term
                          Options        Employees      Price Per Expiration -----------------------
       Name               Granted   in Last Fiscal Year   Share      Date         5%         10%
       ----              ---------- ------------------- --------- ---------- ----------- -----------
Timothy J. Kilgallon....  700,000          21.3%         $0.125    6/29/2009 $ 2,407,315 $ 3,885,076
                          300,000           9.1           0.275   12/19/2009   1,872,174   3,029,991
Dennis P. Schmuland,
 MD.....................      --            --              --           --          --          --
R. Scott Wiley..........   75,000           2.3           0.125    1/19/2009     234,959     233,788
                           50,000           1.5           0.125    5/18/2009     156,639     253,124
                           75,000           2.3           0.275   12/14/2009     468,043     757,498
Kevin M. Hileman........      --            --              --           --          --          --
Kelly R. Jorgensen......      --            --              --           --          --          --
James D. Farrar.........   75,000           2.3           0.125    1/19/2009     143,334     233,788
                           50,000           1.5           0.125    6/29/2009     171,951     277,505

Option Exercises and Holdings

  No options were exercised by the named executive officers during the year ended December 31, 1999. All options were granted under our 1996 stock option plan.

  The following table describes for the named executive officers their exercisable and unexercisable options held by them as of December 31, 1999.

  The value of unexercised in-the-money options at fiscal year end set forth below is based on the deemed fair market value per share, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                 Number of Securities           Value of Unexercised In-
                          Number of             Underlying Unexercised            the- Money Options at
                           Shares             Options at Fiscal Year End             Fiscal Year End
                         Acquired on  Value   --------------------------------  -------------------------
       Name               Exercise   Realized Exercisable       Unexercisable   Exercisable Unexercisable
       ----              ----------- -------- -----------       --------------  ----------- -------------
Timothy J. Kilgallon....     --        --             1,000,000             --  $3,830,000       --
Dennis P. Schmuland,
 MD.....................     --        --                   --              --         --        --
R. Scott Wiley..........     --        --               400,000             --  $1,547,750       --
Kevin M. Hileman........     --        --               300,000             --  $1,176,000       --
Kelly R. Jorgensen......     --        --                   --              --         --        --
James D. Farrar.........     --        --               125,000             --  $  484,375       --

Stock Plans

1996 Stock Option Plan

  Our 1996 stock option plan was adopted by the board of directors on October 23, 1996, originally approved by the stockholders on December 1, 1996 and amended and restated by the board of directors on May 5, 1998 and approved by the stockholders on June 5, 1998. As of December 31, 1999, 4,750,000 shares of common stock were reserved for issuance under the 1996 stock option plan, options to purchase approximately 4,074,075 shares at a weighted average exercise price of approximately $0.17 were outstanding, an aggregate of 83,332 shares had been exercised and an aggregate of 592,593 shares were available for future grant under the 1996 plan. In February 2000, our board of directors increased the shares reserved for issuance under the 1996 stock option plan to 5,250,000.

  The 1996 Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the Code) to employees and employee directors and nonstatutory stock options to employees, nonemployee directors and consultants. The 1996 stock option plan is administered by the compensation committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

  The terms of stock options granted under the 1996 stock option plan may not exceed ten years. The exercise price of options granted under the 1996 Plan is determined by the board of directors, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the 1996 stock option plan vest at the rate specified in the applicable option agreement. Generally, the options vest and become exercisable over four years at the rate of 25% on the first anniversary of the date of grant and the remaining balance monthly thereafter. No option may be transferred by the optionee other than by will or the laws of descent or distribution. An optionee whose relationship with Pointshare ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer or shorter period specified in the option agreement. Options may be exercised for up to 12 months after an optionee's relationship with Pointshare or related corporations ceases due to permanent disability (unless such options terminate or expire sooner by their terms), and options may be exercised for up to six (6) months after an optionee's relationship with Pointshare or related corporations ceases due to non-permanent disability or death (unless such options expire or terminate sooner by their terms).

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Pointshare or any affiliate of Pointshare, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined based on the value at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our equity incentive plans) may not exceed $100,000. At the discretion of the board of directors, options may be immediately exercisable, whether vested or not, subject to a repurchase option in favor of Pointshare of any unvested shares if such optionee's employment or relationship with Pointshare were to terminate.

  In the event a change of control transaction occurs involving Pointshare, each optionee can exercise their vested options anytime prior to the change of control transaction. If an employee will remain employed by Pointshare through consummation of the change of control transaction, all unvested options shall become fully vested upon consummation of the transaction.

2000 Stock Plan

  The 2000 stock plan was adopted by the board of directors in February 2000. We will be submitting it for approval by the stockholders prior to the closing of this offering. We have reserved a total of 6,500,000 shares for issuance under the plan. Pointshare has not issued any options or other stock awards under the 2000 stock plan to date. The 2000 stock plan provides for the grant of incentive stock options to employees and directors who are employees, and the grant of non statutory stock options and stock purchase rights to employees, non-employee directors and consultants. The compensation committee currently administers the 2000 stock plan. The administrator of the 2000 stock plan will determine number, vesting schedule, and exercise price for options, or conditions for stock purchase rights granted under the 2000 stock plan, provided, however, an individual employee may not receive aggregate option grants and stock purchase rights with respect to more than 2,500,000 shares in any fiscal year, and the exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant or, in the case of a 10% shareholder, at least equal to 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price or purchase price may be made in cash or other consideration as determined by the administrator. In the event a participant is terminated from service for Pointshare in circumstances that may constitute cause, the participant's right to exercise any award is suspended until the administrator determines whether cause existed, and if so, the participant's rights with respect to the award are forfeited. In the event of a sale of all or substantially all of the assets of Pointshare, or the merger or consolidation of Pointshare with or into another corporation, options and stock purchase rights will be assumed or substituted with equivalent rights by the successor company, or if not assumed or substituted will vest 100% and be exercisable immediately prior to the consummation of the transaction. If options and stock purchase rights are assumed or substituted with equivalent rights and a participant's employment is involuntarily terminated without cause, the participant will vest in shares subject to an option or shares subject to repurchase rights which would have vested in the 24 months following the termination if the participant had continued in service for such 24 months.

  The board of directors may amend or terminate the 2000 stock plan provided that no action that impairs the rights of any holder of an outstanding option or purchase rights may be taken without the holder's consent. In addition, we will obtain requisite stockholder approval for any action requiring stockholder approval under applicable law. The 2000 stock plan will terminate in February 2010 unless the board of directors terminates it earlier.

1998 Directors Stock Option Plan

  Our 1998 directors stock option plan was adopted by the board of directors on May 5, 1998 and the stockholders on June 5, 1998. As of December 31, 1999, 300,000 shares of common stock were reserved for issuance under the 1998 directors stock option plan. Directors are given an initial grant as well as a subsequent annual grant. At December 31, 1999, options to purchase 170,000 shares at a weighted average exercise price of approximately $0.16 were outstanding, an aggregate of 70,000 shares had been exercised and an aggregate of 60,000 shares were available for future grant under the 1998 directors stock option plan. In February 2000, our board of directors increased the shares of common stock reserved for issuance under the 1998 directors stock option plan to 700,000. The 1998 directors stock option plan will terminate in May 2008 unless sooner terminated by the board of directors.

  The 1998 directors stock option plan provides for the grant of nonstatutory stock options under the Code to nonemployee directors. The 1998 directors stock option plan is administered by the compensation committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

  The terms of stock options granted under the 1998 directors stock option plan generally may not exceed ten years. The exercise price of options granted under the 1998 directors stock option plan is determined by the board of directors, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Incumbent directors as of May 5, 1998 and newly appointed or elected directors after that date receive an initial grant of 25,000 shares, and thereafter subsequent annual grants of 10,000 shares. Initial options granted under the 1998 directors stock option plan vest at the following rates:

  . for those who were directors as of May 5, 1998 and were granted options on May 5, 1998, 50% vested immediately and the remainder on May 5, 2000;

  . for directors appointed or elected after May 5, 1998 and before February 16, 2000, 25% vested immediately at grant, 25% on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant; and

  . for directors appointed or elected after February 16, 2000, one-third of the shares will vest on the first, second and third anniversaries of the grant date.

   Subsequent annual grants in all cases vest 100% on the first anniversary of the grant date. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or pursuant to a domestic relations order (as defined by the Code). Options may be exercised for up to 90 days after the date the optionee ceases to be one of our directors, provided that options may be exercised for up to 12 months after an optionee's relationship with us or related corporations ceases due to disability or up to 6 months after an optionee's relationship with us or related corporations ceases due to death (unless such options terminate or expire sooner by their terms).

  In the event a change of control transaction occurs involving Pointshare each optionee can exercise their vested options anytime prior to the change of control transaction. If the optionee's status as a director continues through consummation of the change of control transaction, all unvested options shall become fully vested upon consummation of the transaction, and may be exercised prior to and contingent on the consummation of the transaction.

2000 Employee Stock Purchase Plan

  Our 2000 employee stock purchase plan was adopted by the board of directors in February, 2000 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the 2000 employee stock purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 employee stock purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 1% of our outstanding common stock on the last day of the immediately preceding fiscal year, 500,000 shares or a lesser number of shares as the board of directors determines. The 2000 employee stock purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 2000 employee stock purchase plan will terminate in February, 2020.

  The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2002; the initial purchase period is expected to begin on the date of this offering and end on October 31, 2000, with subsequent purchase periods ending on April 30, 2001, October 31, 2001 and April 30, 2002. The 2000 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the 2000 employee stock purchase plan if they are customarily employed by us or a designated subsidiary for at least 20 hours per week and more than five months per year. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a rate of not more than 20% of an employee's compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to certain adjustments as provided in the plan. Employees may end their participation in the 2000 employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment. In addition, if the fair market value on an offering date is less than the fair market value on an offering date for an offering period in progress, participants in the offering period in progress are automatically withdrawn from that offering period and enrolled in the new offering period with the lower offering date fair market value. An employee is not eligible to participate in the 2000 employee stock purchase plan if immediately after the grant of an option to purchase stock under the plan such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 employee stock purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24-month offering period beginning on the first business day following the purchase date.

  If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by our acquiror. If our acquiror did not agree to assume or substitute stock purchase rights, any offering period and purchase period then in progress would be shortened and a new exercise date occurring prior to the closing of the transaction would be set. Outstanding awards will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. Our board of directors has the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to employee stock purchase stock thereunder. However, the board of directors may amend or terminate the 2000 employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer of Pointshare, any subsidiary of Pointshare or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

Benefits to Related Parties in Private Placement Transactions

  Since our inception in 1995, we have issued and sold shares of our capital stock and warrants to purchase our capital stock, not including capital stock or warrants to purchase capital stock issued to our creditors or pursuant to acquisition transactions, as follows:

  . a total of 2,498,000 shares of common stock at a price of $0.03 per share in April 1996;

  . a total of 300,000 shares of common stock at a price of $1.00 per share from June to October 1996;

  . a total of 2,000 shares of common stock at a price of $1.00 per share in January 1997;

  . a total of 60,000 shares of common stock at a price of $1.25 per share in February 1997;

  . a total of 2,860,000 shares of common stock outstanding were converted into 2,950,500 shares of subordinated convertible preferred stock in July 1997;

  . warrants to purchase up to 250,000 shares of common stock at an exercise price of $0.08 per share in connection with certain promissory notes convertible into shares of Series A preferred stock in June 1997;

  . a total of 750,000 shares of common stock at a price of $0.08 per share in July 1997;

  . a total of 7,125,000 shares of Series A preferred stock at a price of $0.80 per share in July 1997;

  . a total of 5,785,515 shares of Series B preferred stock at a price of $1.25 per share in January 1999;

  . warrants to purchase up to 258,904 shares of common stock at an exercise price of $0.08 per share issued in connection with promissory notes convertible into shares of Series B preferred stock in January 1999;

  . a total of 14,635,693 shares of Series C preferred stock at a price of $2.75 per share in September 1999;

  . a total of 146,357 shares of Series C were issued to the investment bank that represented the Company during the Series C private placement; and

  . a total of 1,205,000 shares of Series D preferred stock at a price of $5.00 per share in February 2000.

  All shares of our preferred stock will convert into common stock on a 1-for-1 basis upon the closing of this offering. The following table summarizes the shares of capital stock purchased by executive officers, directors and 5% stockholders and their affiliates in these private placement transactions although this table does not necessarily reflect the currently outstanding securities:

                                  Subordinated
                                  Convertible  Series A  Series B  Series C  Series D
                          Common   Preferred   Preferred Preferred Preferred Preferred Warrant
      Investor (1)         Stock     Stock       Stock     Stock     Stock     Stock   Shares
      ------------        ------- ------------ --------- --------- --------- --------- -------
Morgenthaler Venture
 Partners IV, L.P. (2)..      --         --    2,500,000 1,480,000   727,273    --     132,781
ABS Capital Partners
 III, L.P. (2)..........      --         --          --        --  3,636,364    --         --
Cardinal Health
 Partners, L.P. (2).....      --         --    1,250,000   680,000   727,273    --      50,765
Dennis P. Schmuland,
 M.D. (2)...............      --   2,255,200         --        --        --     --         --
Utah Ventures II, L.P.
 (2)....................      --         --          --  1,600,000   454,545    --         --
Domain Partners III,
 L.P. (2)...............      --         --    1,250,000   631,578       --     --      66,391
Biotechnology
 Investments
 Limited (2)............      --         --    1,250,000   631,579       --     --      66,391
Timothy Kilgallon (2)...  750,000        --          --        --        --     --     125,000
Seven Hills Partners,
 LLC. (2)...............      --         --      750,000   282,000 1,672,728    --         --

--------
(1) Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal Stockholders" for a chart of beneficial owners.

(2)  Holder of 5% or more of a class of our capital stock.

Affiliate Relationships

  Robert C. Bellas, Jr., one of our directors, is a general partner of Morgenthaler Management Partners IV, which is a general partner of Morgenthaler Venture Partners IV. John D. Stobo, one of our directors, is a managing member of ABS Partners III, LLC, which is the general partner of ABS Capital Partners III, L.P. Alan Dishlip, one of our directors, is a general partner of Utah Venture Partners II, which is a general partner of Utah Ventures II. Cabot Brown, one of our directors, is a managing member of Seven Hills Partners, LLC, formerly known as Brown, McMillan & Co., which is the general partner of Brown McMillan IV, L.P. and BMC HK Partners, L.P.

Transactions with Officers and Directors

  Consulting Agreement with Craig T. Davenport. In April 1999, we entered into a consulting agreement with Mr. Davenport, who has served as one of our directors since April 1999 and served as chairman of the board since May 1999. We amended and restated this agreement in February 2000. Pursuant to the agreement, Mr. Davenport provides consulting services in return for a monthly fee of $5,000. We have also granted Mr. Davenport options to purchase a total of 175,000 shares of our common stock in connection with his consulting services.

Loans to Officers

  In January 2000, we issued and sold a full recourse promissory note in the principal amount of $170,000 bearing 6.21% interest annually to Timothy J. Kilgallon. We issued the note in connection with the exercise of Mr. Kilgallon's options. The note is secured by a pledge of the shares of common stock underlying the exercised options. $87,500 of the principal amount and interest of Mr. Kilgallon's note is due and payable in June 2004, with the remaining $82,500 in principal amount and interest due in December 2004.

  In January 2000, we issued and sold a full recourse promissory note in the principal amount of $82,500 bearing 6.21% interest annually to Kirk Collamer. We issued the note in connection with the exercise of Mr. Collamer's options. The note is secured by a pledge of the shares of common stock underlying the exercised options. The principal amount and interest of Mr. Collamer's note is due and payable in November 2004.

  In November 1999, we issued and sold a full recourse promissory note in the principal amount of $100,000 bearing 6% interest annually to Kelly Jorgensen. The note is secured by the pledge of the 522,000 shares of common stock held by Mr. Jorgensen. The note is due on the earlier of (a) November 30, 2001, (b) an event of any default under the loan agreement or (c) the date of any sale, conveyance, assignment, alienation or any other form of transfer of Mr. Jorgensen's pledged common stock. Mr. Jorgensen resigned as our vice president of sales in August 1999 and served as our executive director of sales until March 1, 2000. In October 1999, Kelly Jorgensen was indicted in the United States District Court for the Western District of Washington on healthcare fraud charges relating to his operation of a business that he owned and sold in 1997, the year before he joined Pointshare. A primary purpose of the loan extended by us to Mr. Jorgensen was to provide funds for his defense in this matter. On March 1, 2000, we terminated Mr. Jorgensen's employment. See "Management--Proceeding Involving Ex-Officer."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999 assuming conversion of all outstanding shares of preferred stock into common stock and as adjusted to reflect the sale of shares of common stock offered by Pointshare in this offering, as to:

  . each person or entity (or group of affiliated persons or entities) known by us to own beneficially more than 5% of our common stock;

  .  each of our officers named in the summary compensation table;

  .  each of our directors; and

  .  all of our directors and named officers as a group.

  Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting power and investment power with respect to all shares of common stock. As of December 31, 1999, there were 34,019,733 shares of common stock outstanding, assuming the sale of 1,205,000 shares of Series D convertible preferred stock, the conversion of all outstanding shares of convertible preferred stock into common stock, the exercise of warrants to purchase 292,086 shares of our common stock that will expire if not exercised prior to this
offering, and         shares of common stock outstanding after this offering.
For the purposes of calculating percent ownership, for any individual who beneficially owns shares represented by exercisable options, these shares are counted in the denominator for that person, but not for any other person. Options held by our named officers and directors are immediately exercisable and are reflected as outstanding in this table. These shares are subject to a repurchase option by us which lapses as the shares vest. Warrants held by some entities holding beneficially 5% of our common stock are immediately exercisable and are reflected as outstanding under this table. Unless otherwise indicated, the address of each of the individuals named below is:
c/o Pointshare Corporation, 1300 114th Avenue SE, Suite 100, Bellevue, Washington 98004.

                                                         Percentage of Shares
                                           Number of      Beneficially Owned
                                             Shares    ------------------------
                                          Beneficially Prior to This After This
  Name and Address of Beneficial Owner       Owned       Offering     Offering
  ------------------------------------    ------------ ------------- ----------
Morgenthaler Venture Partners IV (1).....  4,875,054       14.3%            %
 2730 Sand Hill Road, Suite 280
 Menlo Park, CA 94025

Robert C. Bellas, Jr. (1)................  4,875,054       14.3

ABS Capital Partners III, L.P. (2).......  3,661,364       10.8
 101 California Street, 47th Floor
 San Francisco, CA 94111

John D. Stobo, Jr. (2)...................  3,661,364       10.8

Seven Hills Partners, LLC (3)............  2,729,728        8.0
 930 Montgomery Street, Suite 301
 San Francisco, CA 94133

Cabot Brown (3)..........................  2,729,728        8.0

Cardinal Health Partners, L.P. (4).......  2,708,038        7.9
 221 Nassau Street
 Princeton, NJ 08542

Dennis P. Schmuland......................  2,238,325        6.6

Utah Ventures II, L.P. (5)...............  2,079,545        6.1
 10700 SW Beaverton Hillsdale Highway,
  Suite 548
 Beaverton, OR 97005

Alan Dishlip (5).........................  2,079,545        6.1

                                                        Percentage of Shares
                                          Number of      Beneficially Owned
                                            Shares    ------------------------
                                         Beneficially Prior to This After This
 Name and Address of Beneficial Owner       Owned       Offering     Offering
 ------------------------------------    ------------ ------------- ----------
Domain Partners III, L.P. (6)..........    1,982,969       5.8%            %
 One Palmer Square, Suite 515
 Princeton, N.J. 08542

Biotechnology Investments Limited (7)..    1,947,970       5.7
 St. Peter Port House
 Sausmarez Street
 St. Peter Port, Guernsey GY1 3PH
 Great Britain

Timothy J. Kilgallon (8)...............    1,875,000       5.4

Kelly R. Jorgensen (9).................      522,000       1.5

R. Scott Wiley (10)....................      400,000       1.2

Kirk A. Collamer (11)..................      300,000        *

Kevin M. Hileman (12)..................      300,000        *

Craig T. Davenport (13)................      200,000        *

James D. Farrar (14)...................      125,000        *

Steven J. Dennis (15)..................       91,250        *

All 13 named officers and directors as
 a group (16)..........................   19,397,266      52.9%            %

--------
  *   Less than 1% of the outstanding shares of common stock.

 (1) Consists of 4,707,273 shares, 132,781 shares subject to warrants held of record by Morgenthaler Venture Partners IV and 35,000 shares subject to options held of record by Mr. Bellas, one of our directors. The shares subject to options are exercisable within 60 days of December 31, 1999, at which date 25,000 shares subject to options are fully vested. Mr. Bellas is a general partner of Morgenthaler Management Partners IV, which is a general partner of Morgenthaler Venture Partners IV. Mr. Bellas disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in them.

 (2) Represents 3,636,364 shares held of record by ABS Capital Partners III, L.P. and 25,000 shares subject to options held of record by Mr. Stobo, one of our directors, as nominee of ABS Capital Partners III, L.P. The shares subject to options are exercisable within 60 days of December 31, 1999, at which date 6,250 shares subject to options are fully vested. Mr. Stobo is a managing member of ABS Partners III, LLC, which is the general partner of ABS Capital Partners III, L.P. Mr. Stobo disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in them.

 (3) Represents 1,032,000 shares held of record by BMC HK Partners, L.P., and 1,672,728 shares and 25,000 shares subject to options held of record by Brown McMillan IV, L.P. The shares subject to options are exercisable within 60 days of December 31, 1999, at which date 6,250 shares subject to options are fully vested. Mr. Brown, one of our directors, is a managing director of Seven Hills Partners, LLC, formerly known as Brown, McMillan & Co., which is the general partner of Brown McMillan IV, L.P. and BMC HK Partners, L.P. Mr. Brown disclaims beneficial ownership in the shares held by these entities except to the extent of his pecuniary interest therein.

 (4) Represents 2,657,273 shares and 50,765 shares subject to warrants held of record by Cardinal Health Partners, L.P.

 (5) Represents 2,054,545 shares held of record by Utah Ventures II and 25,000 shares subject to options held of record by Mr. Dishlip, one of our directors, as nominee of Utah Ventures II. The shares subject to options are exercisable within 60 days of December 31, 1999, at which date 12,500 shares subject to options are fully vested. Mr. Dishlip is a general partner of Utah Venture Partners II, which is a general partner of Utah Ventures II. Mr. Dishlip disclaims beneficial ownership in the shares held by this entity except to the extent of his pecuniary interest in them.

 (6) Represents 1,818,660 shares and 64,171 shares subject to warrants held of record by Domain Partners III, L.P., 62,918 shares and 2,220 shares subject to warrants held of record by DP III Associates, L.P. and 35,000 shares held of record by Richard S. Schneider, Ph.D. Mr. Schneider, who served as one of our directors until September 1999, is a general partner of One Palmer Squares Associates III, L.P., which is a general partner of Domain Partners III, L.P. and DP III Associates, L.P.

 (7) Represents 1,881,579 shares and 66,391 shares subject to warrants held of record by Old Court Limited, the nominee for Biotechnology Investments Limited.

 (8) Represents 875,000 shares and 1,000,000 shares subject to options held of record by Mr. Kilgallon. The shares subject to options are exercisable within 60 days of December 31, 1999, at which date
      250,000 shares subject to options are fully vested and an additional 200,000 shares subject to options will vest upon the closing of this offering.

 (9) Mr. Jorgensen was our vice president of sales from March 1998 to September 1999 and, thereafter, our executive director of sales until March 1, 2000. Mr. Jorgensen's employment was terminated on March 1, 2000. See "Management--Proceeding Involving Ex-Officer."

(10) Represents 400,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date 124,479 shares subject to options are fully vested.

(11) Represents 300,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date no shares subject to options are fully vested.

(12) Represents 300,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date 217,708 shares subject to options are fully vested.

(13) Represents 200,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date 81,250 shares subject to options are fully vested and an additional 25,000 shares subject to options will vest upon closing of this offering.

(14) Represents 125,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date 18,750 shares subject to options are fully vested.

(15) Includes 60,000 shares subject to options exercisable within 60 days of December 31, 1999, at which date 50,000 shares subject to options are fully vested.

(16) Includes 2,495,000 shares subject to options beneficially held of record by directors and named officers exercisable within 60 days of December 31, 1999 and 164,031 shares subject to warrants beneficially held of record by directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

General

  As of the close of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

  As of December 31, 1999, there were 34,019,733 shares of common stock outstanding, assuming the sale of 1,205,000 shares of Series D convertible preferred stock, the conversion of all outstanding shares of convertible preferred stock into common stock and the exercise of warrants to purchase 292,086 shares of our common stock that will expire if not exercised prior to this offering.

  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared by the board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of Pointshare, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

  The board of directors has the authority, without vote or action of the stockholders, to issue one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Pointshare without further action by the stockholders. We may consider using a portion of these shares of preferred stock in connection with the potential adoption of a preferred shares rights agreement as more fully described below under "Anti-takeover Provisions." We have no other present plans to issue any shares of preferred stock.

Warrants

  As of December 31, 1999, warrants were outstanding to purchase an aggregate of 633,836 shares of common stock with exercise prices ranging from $0.08 and $1.25 per share. Of these, warrants to purchase 292,086 shares of common stock will automatically terminate upon completion of this offering. Of the warrants to purchase 341,750 shares of common stock still outstanding after the closing of this offering, the terms of those warrants are as follows:

  . a warrant to purchase 160,000 shares of common stock at an exercise price of $0.08 will terminate on the earlier of a merger or other reorganization or July 2002;

  . a warrant to purchase 31,250 shares of common stock at an exercise price of $0.08 will terminate in July 2002;

  . a warrant to purchase 15,103 shares of common stock at an exercise price of $0.08 will terminate in July 2002;

  . a warrant to purchase 31,250 shares of common stock at an exercise price of $0.08 will terminate in July 2002;

  . a warrant to purchase 15,625 shares of common stock at an exercise price of $0.08 will terminate in July 2002;

  . a warrant to purchase 522 shares of common stock at an exercise price of $0.08 will terminate in July 2002;

  . a warrant to purchase 36,000 shares of common stock at an exercise price of $1.25 will terminate on the earlier of August 2009 or the fifth anniversary of the closing of this offering; and

  . a warrant to purchase 52,000 shares of common stock at an exercise price of $1.25 will terminate on the earlier of August 2009 or the fifth anniversary of the closing of this offering.

Registration Rights

  As of December 31, 1999, the holders of approximately 29,239,750 shares of common stock, including shares of common stock issuable upon exercise of warrants, are entitled to certain rights with respect to registration of such shares under the Securities Act. We refer to these shares as the "registrable securities," although some of these shares that are held by holders of shares of our common stock are only considered to be registrable securities for purposes of participation in registrations undertaken by us. These rights are provided under the terms of an agreement between us and the holders of these securities. Under these registration rights, beginning on the earlier of July 1, 2002, or six months after the effective date of this offering, holders of at least 40% of the then-outstanding registrable securities may require by a written request that we register their shares for public resale provided that the value of the securities to be registered is at least $15,000,000, net of underwriting discounts and commissions. We are obligated to effect no more that two of these registrations requested by the holders of registrable securities. In addition, any holder or holders of then-outstanding registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, provided we are eligible to use Form S-3 or similar short-form registration statement and that the value of the securities to be registered is at least $1,000,000. In the event Pointshare elects to register any of its shares of common stock in a public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in this offering. We are required to pay all expenses in connection with any of these registration other than underwriting discounts and commissions. All registration rights will terminate five years after the date of this offering or, with respect to each holder of registrable securities, at the time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

Anti-Takeover Provisions

  Provisions of Delaware and Washington law and our certificate of incorporation and bylaws could make more difficult the acquisition of Pointshare by a third party and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at an annual or special meeting of stockholders.

  A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

  In addition, upon completion of this offering, we will have in place the following provisions which may have the effect of delaying or preventing changes in control of Pointshare:

  . we will have provisions in our charter documents that will limit the ability of our stockholders to call meetings of the stockholders;

  . we will eliminate the ability of our stockholders to take action by written consent; and

  . we will have authorized 10,000,000 shares of preferred stock that, without further vote or action by the stockholders, may be issued by the board of directors to impede the success of any attempt to change control of Pointshare.

  The laws of the State of Washington, where our principal executive offices are located, also impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, the WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation (an acquiring person) for a period of five years after such acquisition unless the transaction or acquisition of such shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition.

  Such prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive disproportionate benefit as a stockholder.

  After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute.

  A target corporation includes a foreign corporation if:

  .  the corporation has a class of voting stock registered pursuant to
     Section 12 or 15 of the Exchange Act;

  .  the corporation's principal executive office is located in Washington;

  . any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares are owned of record by Washington residents, or (c) 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50.0 million of tangible assets located in Washington.

  A corporation may not "opt out" of this statute and, therefore, we anticipate this statute will apply to us. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control.

  Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Pointshare. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Pointshare.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC. The Transfer Agent's address is 520 Pike Street, Suite 1220, Seattle, WA 98101, and its telephone number is (206) 674-3030.

Listing

  We will apply for quotation of our common stock on The Nasdaq National Market under the symbol "PSHR".

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding         shares of
common stock. Of these shares, the         shares sold in this offering, plus
any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

  The remaining 34,019,733 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  Our directors, officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation, the representative of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation may, in its sole discretion at any time without notice, release all or any portion of the shares restricted by lock-up agreements. Taking into account the lock-up agreements, and if Credit Suisse First Boston Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date of this prospectus, only the shares sold in this offering will be immediately available for sale in the public market;

  . beginning 180 days after the effective date, approximately 903,332 shares will be eligible for sale pursuant to Rule 701 and approximately 17,129,351 additional shares will be eligible for sale pursuant to Rule 144, of which 6,036,336 shares are held by affiliates; and

  . an additional 14,727,504 shares will be eligible for sale pursuant to Rule 144 after September 2000, an additional 54,546 shares will be eligible for sale pursuant to Rule 144 after November 2000 and an additional 1,205,000 shares will be eligible for sale pursuant to Rule 144 after February 2001. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  .  one percent of the number of shares of common stock then outstanding
     (which will equal approximately         shares immediately after the
     offering); or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1996 stock option plan, the 1998 directors option plan, or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999, there were outstanding options for the purchase of 4,244,075 shares of our common stock under our employee benefit plans.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Thomas Weisel Partners LLC, J.C. Bradford & Co. and William Blair & Company L.L.C., are acting as representatives, the following respective number of shares of common stock:

                                                                        Number
         Underwriter                                                   of Shares
         -----------                                                   ---------
   Credit Suisse First Boston Corporation.............................
   Thomas Weisel Partners LLC.........................................
   J.C. Bradford & Co. ...............................................
   William Blair & Company, L.L.C. ...................................

                                                                        ------
     Total............................................................
                                                                        ======

  The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

  We have granted to the underwriters a 30-day option to purchase on a pro rata
basis up to      additional shares at the initial offering price less the
underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $      per share. The underwriters
and the selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

  The following table summarizes the compensation and expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid
 by us..................   $              $              $              $
Expenses payable by us..   $              $              $              $

  The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

  We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge disposition or filing without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for issuances pursuant to the exercise of employee stock options outstanding on the date hereof and the filing of a registration statement on Form S-8 covering shares of common stock reserved for issuance under our compensation plans.

  Our officers and directors and all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

  At our request, the underwriters have reserved for sale, at the initial
offering price, up to        shares of common stock for our customers, business
partners and other parties, including friends and family of key employees of Pointshare. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as other shares.

  We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

  We will apply to list our common stock on The Nasdaq National Market under the symbol "PSHR."

  Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

  . the information included in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for us by Venture Law Group, A Professional Corporation, Kirkland, Washington, and for the underwriters by Shearman & Sterling, Menlo Park, California. As of the date of this prospectus, investment partnerships associated with Venture Law Group own an aggregate of 20,364 shares of our preferred stock, and individual attorneys of Venture Law Group beneficially own 8,891 shares of our preferred stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given in their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by us. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information about us and our common stock, we refer you to the registration statement and to the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                             POINTSHARE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Pointshare Corporation

  We have audited the accompanying balance sheets of Pointshare Corporation as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pointshare Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Seattle, Washington
January 21, 2000

                             POINTSHARE CORPORATION

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                                 December 31,       Equity at
                                               -----------------  December 31,
                                                1998      1999        1999
                                               -------  --------  -------------
                                                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents................... $   905  $ 35,912
  Accounts receivable, less allowance for
   doubtful accounts of
   $0 in 1998 and $13 in 1999.................     116       340
  Prepaid expenses............................     103       243
  Other current assets........................     --         55
                                               -------  --------
Total current assets..........................   1,124    36,550

Furniture and equipment, net..................     868     2,062
Goodwill, net.................................     704       650
Other assets..................................      69       486
                                               -------  --------
Total assets.................................. $ 2,765  $ 39,748
                                               =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................ $   436  $    585
  Accrued liabilities.........................     200     1,034
  Deferred revenue............................      24        77
  Convertible short-term notes payable........   1,500       --
  Current portion of long-term debt...........     164       831
                                               -------  --------
Total current liabilities.....................   2,324     2,527

Long-term debt, less current portion..........   1,015     1,394

Commitments

Stockholders' equity:
  Preferred stock, $0.001 par value:
   35,000,000 shares authorized; 10,075,500
   and 30,643,065 shares issued and
   outstanding at December 31, 1998 and 1999,
   respectively, none pro forma (aggregate
   preference in liquidation of $53,878)......      10        31    $    --
  Common stock, $0.001 par value: 20,000,000
   shares authorized; 1,794,604 and 1,879,582
   shares issued and outstanding at December
   31, 1998 and 1999, respectively (32,522,647
   shares pro forma)..........................       2         2          33
  Additional paid-in capital..................   6,184    59,450      59,450
  Deferred stock-based compensation...........     (66)   (5,880)     (5,880)
  Accumulated deficit.........................  (6,704)  (17,776)    (17,776)
                                               -------  --------    --------
    Total stockholders' equity (deficit)......    (574)   35,827    $ 35,827
                                               -------  --------    ========
    Total liabilities and stockholders'
     equity................................... $ 2,765  $ 39,748
                                               =======  ========

                            See accompanying notes.

                             POINTSHARE CORPORATION

                            STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1997      1998      1999
                                                 ---------  -------  ---------
Revenue:
  Subscription fees............................  $      68  $   203  $     507
  Installation, implementation and other.......         33      303        782
                                                 ---------  -------  ---------
    Total revenue..............................        101      506      1,289

Operating expenses:
  Telecommunications and connectivity..........         47      408      1,124
  Customer service.............................        313    1,254      3,482
  Development..................................        432    1,312      2,116
  Sales and marketing..........................        271      845      1,542
  General and administrative...................      1,004    1,272      2,550
  Non-cash stock-based compensation............         11       43      1,689
                                                 ---------  -------  ---------
    Total operating expenses...................      2,078    5,134     12,503
                                                 ---------  -------  ---------
Loss from operations...........................     (1,977)  (4,628)   (11,214)

Other income (expense):
  Interest income..............................         75      101        661
  Interest expense.............................        (11)    (102)      (519)
                                                 ---------  -------  ---------
Total other income (expense)...................         64       (1)       142
                                                 ---------  -------  ---------
Net loss.......................................  $  (1,913) $(4,629) $ (11,072)
                                                 =========  =======  =========

Basic and diluted net loss per share...........  $   (1.32) $ (9.69) $   (9.75)
                                                 =========  =======  =========

Shares used in calculation of basic and diluted
 net loss per share............................  1,449,782  477,700  1,135,534
                                                 =========  =======  =========



                            See accompanying notes.

                             POINTSHARE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                          Preferred Stock    Common Stock      Additional   Deferred                   Total
                         ----------------- ------------------   Paid-In   Stock-Based  Accumulated Stockholders'
                           Shares   Amount   Shares    Amount   Capital   Compensation   Deficit      Equity
                         ---------- ------ ----------  ------  ---------- ------------ ----------- -------------
Balance at January 1,
 1997...................        --   $--    2,798,000  $ 370    $   --      $   --      $   (162)    $    208
 Issuance of common
  stock.................        --    --       93,250     77          2         --           --            79
 Issuance of Series A
  Preferred stock, net
  of stock issuance
  costs of $105.........  7,125,000     7         --     --       5,588         --           --         5,595
 Conversion of common
  stock to subordinated
  convertible
  preferred.............  2,950,500     3  (2,860,000)  (447)       444         --           --           --
 Deferred compensation
  for common stock
  issued for services...        --    --    1,000,000      1         79         (79)         --             1
 Amortization of
  deferred
  compensation..........        --    --          --     --         --           11          --            11
 Net loss...............        --    --          --     --         --          --        (1,913)      (1,913)
                         ----------  ----  ----------  -----    -------     -------     --------     --------
Balance at December 31,
 1997................... 10,075,500    10   1,031,250      1      6,113         (68)      (2,075)       3,981
 Issuance of common
  stock.................        --    --      193,354    --          15         --           --            15
 Fair market value of
  warrants issued.......        --    --          --     --          11         --           --            11
 Common stock and
  deferred compensation
  recorded in connection
  with acquisition of
  business..............        --    --      570,000      1         45         (41)         --             5
 Amortization of
  deferred
  compensation..........        --    --          --     --         --           43          --            43
 Net loss...............        --    --          --     --         --          --        (4,629)      (4,629)
                         ----------  ----  ----------  -----    -------     -------     --------     --------
Balance at December 31,
 1998................... 10,075,500    10   1,794,604      2      6,184         (66)      (6,704)        (574)
 Issuance of common
  stock.................        --    --       84,978    --           8         --           --             8
 Issuance of Series B
  Preferred stock, net
  of stock issuance
  costs of $44..........  5,785,515     6         --     --       7,182         --           --         7,188
 Issuance of Series C
  Preferred stock, net
  of stock issuance
  costs of $3,065....... 14,782,050    15         --     --      37,571         --           --        37,586
 Fair market value of
  warrants and options
  issued for services...        --    --          --     --       1,002         --           --         1,002
 Deferred stock-based
  compensation..........        --    --          --     --       7,503      (7,503)         --           --
 Amortization of
  deferred
  compensation..........        --    --          --     --         --        1,689          --         1,689
 Net loss...............        --    --          --     --         --          --       (11,072)     (11,072)
                         ----------  ----  ----------  -----    -------     -------     --------     --------
Balance at December 31,
 1999................... 30,643,065  $ 31   1,879,582  $   2    $59,450     $(5,880)    $(17,776)    $ 35,827
                         ==========  ====  ==========  =====    =======     =======     ========     ========


                            See accompanying notes.

                             POINTSHARE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1997      1998      1999
                                                 --------  --------  ---------
Operating activities:
Net loss.......................................  $(1,913)  $(4,629)  $(11,072)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization expense........        79       324        779
  Noncash stock-based compensation expense.....        13        49      2,433
  Change in operating assets and liabilities:
    Accounts receivable........................       (56)      (12)      (224)
    Prepaid expenses...........................       (17)      (86)      (140)
    Other assets...............................       (35)      (23)      (320)
    Accounts payable...........................        41       280        149
    Accrued liabilities........................       116        37        834
    Deferred revenue...........................        53       (51)        53
                                                 --------  --------  ---------
Net cash used in operating activities..........    (1,719)   (4,111)    (7,508)
Investing activities:
Purchases of furniture and equipment...........      (482)     (591)    (1,711)
Acquisitions, net of cash acquired.............       --       (683)         6
                                                 --------  --------  ---------
Net cash used in investing activities..........      (482)   (1,274)    (1,705)
Financing activities:
Proceeds from notes payable equipment
 financing.....................................       218       676        799
Proceeds from notes payable acquisition
 financing.....................................       --        337        350
Proceeds from note payable.....................        25       --         --
Principal payments related to note payable.....      (100)      (53)      (303)
Principal payments related to capital leases...       --        --         (13)
Proceeds from bridge financing.................       200     1,500        --
Repayment of bridge financing..................      (200)      --      (1,500)
Proceeds from sale of preferred stock, net of
 issuance costs................................     5,595       --      44,774
Proceeds from sale of common stock and exercise
 of warrants...................................        78        20        113
                                                 --------  --------  ---------
Net cash provided by financing activities......     5,816     2,480     44,220
                                                 --------  --------  ---------
Net increase (decrease) in cash................     3,615    (2,905)    35,007
Cash and cash equivalents at beginning of
 year..........................................       195     3,810        905
                                                 --------  --------  ---------
Cash and cash equivalents at end of year.......  $  3,810  $    905  $  35,912
                                                 ========  ========  =========
Supplementary disclosures of cash flow
 information:
Cash paid during the year for interest.........  $     10  $     55  $     195
                                                 ========  ========  =========
Noncash investing and financing activities:
Stock issued in connection with acquisition of
 MedLynx, LLC..................................  $    --   $     46  $     --
                                                 ========  ========  =========
Computer and office equipment acquired under
 capital lease obligations.....................  $    --   $    --   $     214
                                                 ========  ========  =========


                            See accompanying notes.

                             POINTSHARE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Operations

  Pointshare is an Internet technology-based provider of secure, private, business-to-business e-commerce and online information services for local healthcare communities. The Company has developed and implemented a proprietary system that facilitates communication among and accessibility to the variety of healthcare participants in local communities, such as physician practices, hospitals, payors, laboratories, imaging centers and suppliers.

Cash and Cash Equivalents

  Cash and cash equivalents represent short-term investments consisting of commercial paper and money market funds carried at fair market value, which approximates cost. The Company considers all short-term investments purchased with remaining maturities of three months or less to be cash equivalents.

Furniture and Equipment

  Furniture and equipment are stated at cost. Depreciation is provided on the straight-line basis for financial statement purposes and accelerated methods for federal income tax purposes over estimated useful lives ranging from 3 to 5 years. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Goodwill

  Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over 15 years.

Long-Lived Assets

  In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internal and external, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using assumptions and projections appropriate and customary at the time.

Software Development Costs

  Software development costs are incurred in the development or enhancement of software utilized in providing the Company's services. Software development costs incurred after the establishment of technological feasibility for each product or process have been immaterial, and accordingly have been expensed as incurred.

Advertising

  Advertising costs are expensed as incurred. No advertising expenses were incurred in 1997. Advertising expense was $93,000 in 1998 and $98,000 in 1999.

Income Taxes

  SFAS No. 109, "Accounting for Income Taxes," requires the recognition of deferred taxes for temporary differences in the basis of assets and liabilities for book and tax purposes. If it is more likely than not that some

                             POINTSHARE CORPORATION

1. Summary of Significant Accounting Policies--(continued)

portion of a deferred tax asset will not be realized, a valuation allowance is recognized. A full valuation allowance was established against the Company's deferred tax assets.

Revenue Recognition

  The Company generates revenues from services that include providing access to its on-line information network and performing installation and implementation and other consulting services. Subscription-based revenue for its on-line information network is generated on a per-user basis and is recognized monthly as the services are provided. Installation and implementation revenues generally consist of fees associated with building out customers' existing internal networks or creating new networks, and typically include hardware, implementation and installation. Revenues for implementation are recognized when the hardware is delivered or over the period of time the work is performed, generally two to three months. Revenues from consulting services, which consist primarily of training and other miscellaneous services, are recognized upon completion of the services. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue in the accompanying balance sheets.

Net Loss Per Share

  Net loss per share is calculated using the weighted-average number of common shares outstanding less the number of shares subject to repurchase. Common stock that the Company has the right to repurchase and shares associated with outstanding stock options, warrants and convertible preferred stock are not included in the calculation of diluted loss per share because they are antidilutive.

Fair Value of Financial Instruments

  At December 31, 1999, the Company had the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash and cash equivalents. Banking and investing with credit-worthy financial institutions mitigates risks associated with cash and cash equivalents.

  Two customers in each of the three years in the period ended December 31, 1999 accounted for more than 10% of the revenues. The concentration of credit risk in accounts receivable arising from the limited customer base is mitigated by the Company's credit evaluations of its customers' financial condition. The Company generally does not require collateral from its customers and to date, bad debt write offs have been immaterial.

Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123 "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense related to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company recognizes compensation expense for options granted to non-employees in accordance with the

                             POINTSHARE CORPORATION

1. Summary of Significant Accounting Policies--(continued)

provisions of SFAS No. 123 and the Emerging Issues Task Force consensus Issue 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which require using a Black-Scholes option pricing model and remeasuring such stock options to the current fair market value until the performance date has been reached.

  Deferred stock-based compensation consists of amounts recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes. Deferred stock-based compensation is amortized over the vesting period of the underlying option.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Comprehensive Income (Loss)

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 1, 1998. The Company had no items of other comprehensive income or loss during the periods presented.

Segment Information

  In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company adopted SFAS No. 131 on January 1, 1998. The Company operates in one operating segment.

2. Balance Sheet Accounts

Furniture and Equipment

  Furniture and equipment at December 31, 1998 and 1999 consists of:

                                                                   1998   1999
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
     Computer and office equipment............................... $  788 $2,200
     Software....................................................    309    588
     Furniture...................................................     87    201
     Leasehold improvements......................................     65    181
                                                                  ------ ------
                                                                   1,249  3,170
     Less accumulated depreciation...............................    381  1,108
                                                                  ------ ------
                                                                  $  868 $2,062
                                                                  ====== ======

                             POINTSHARE CORPORATION

2. Balance Sheet Accounts--(continued)


  At December 31, 1999, equipment with a cost of $238,000 and a net book value of $199,000 is capitalized under lease arrangements. Amortization is included with depreciation expense in the accompanying financial statements.

Notes Receivable

  At December 31, 1999, included in other assets is a $100,000 note receivable due from an officer of the Company. The note bears interest at 6.0% and compounds on an annual basis. Principal and interest are due on November 30, 2001.

Accrued Liabilities

  Accrued liabilities at December 31, 1998 and 1999 consists of:

                                                                    1998  1999
                                                                    ---- ------
                                                                        (In
                                                                    thousands)
     Employee compensation and benefits............................ $160 $  997
     Sales tax on deferred and other revenue.......................    1     20
     Interest payable on bridge loans..............................   30    --
     Interest payable on long-term debt............................    9     17
                                                                    ---- ------
       Total....................................................... $200 $1,034
                                                                    ==== ======

3. Acquisitions

  Effective March 18, 1998, the Company purchased the net assets of MedLynx, LLC for $318,000 in cash and 57,000 shares of common stock valued at $5,000. The transaction has been accounted for as a purchase and accordingly, the purchase price has been allocated based on the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the net tangible assets and intangible assets acquired has been allocated to goodwill. In addition, 513,000 shares of common stock were issued to the founder of MedLynx and are subject to continuing employment by the holder. Accordingly, the fair value of these shares, $41,000, has been recorded as deferred compensation and is being amortized over the vesting period of three years using a grading vesting method. At December 31, 1999, 199,500 shares are subject to repurchase.

  Effective December 10, 1998, the Company purchased the net assets related to the Omen Network owned by Peregrin Medical Review, Inc. for $365,000 in cash. The transaction was accounted for as a purchase and accordingly, the purchase price has been allocated based on the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the net tangible assets and intangible assets acquired has been allocated to goodwill.

  Accumulated amortization of goodwill was $21,000 in 1998 and $48,000 in 1999.

4. Convertible Short-Term Notes Payable

  In July 1997, the Company repaid convertible short-term notes payable to stockholders totaling $200,000, plus accrued interest of $2,497. In addition, the Company issued to the promissory note holders 250,000 warrants to purchase common stock at $.08 per share. The warrants vested immediately and expire June 10, 2002. During 1997 and 1998 31,250 and 125,000 warrants, respectively, were exercised. As of December 31, 1999, 93,750 warrants remain outstanding.

                             POINTSHARE CORPORATION

4. Convertible Short-Term Notes Payable--(continued)


  In November 1998, the Company issued convertible short-term promissory notes payable to certain stockholders totaling $1,500,000, with an interest rate of 8%, due upon the earlier of the next equity financing or March 31, 1999. In January 1999, the Company repaid the notes plus accrued interest of $21,000 with the proceeds from the sale of Series B Convertible Preferred Stock ("Series B"). In addition, in January 1999, the Company issued to the promissory note holders 258,904 warrants to purchase common stock at $.08 per share. The $308,000 fair value of the warrants was determined based on the Black-Scholes pricing model based upon a deemed fair value of the underlying common stock of $1.25 per share, a risk free interest rate of 6%, a dividend yield rate of 0%, volatility of 0.6 and an expected life of 5 years, and has been charged to interest expense in 1999. The warrants vested immediately and expire November 10, 2003. At December 31, 1999, no warrants have been exercised.

5. Long-Term Debt

  Long-term debt at December 31, 1998 and 1999 consists of:

                                                                   1998   1999
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
     Equipment term loan......................................... $1,179 $1,292
     Other term loans............................................    --     732
     Capitalized lease obligations...............................    --     201
                                                                  ------ ------
     Total long-term debt........................................  1,179  2,225
     Less current portion........................................    164    831
                                                                  ------ ------
     Long-term debt, less current portion........................ $1,015 $1,394
                                                                  ====== ======

Equipment Term Loan

  The equipment term loan is payable to Imperial Bank ("Imperial"), is collateralized by a blanket lien against corporate assets and is payable in monthly installments through July 2002. The term loan bears interest at prime plus 1.5% (10% at December 31, 1999). There are no additional borrowings available as of December 31, 1999 under this term loan.

  In September 1999, the Company entered into an additional $1,000,000 equipment term loan facility with Imperial. The additional term loan facility bears interest at prime plus 0.75%. This term loan is also collateralized by a blanket lien against corporate assets. There were no borrowings outstanding under this term loan as of December 31, 1999.

Other Term Loans

  During 1999, the Company entered into term loan arrangements with Imperial and Phoenix Growth Capital ("Phoenix") payable in monthly installments through September 2002. The term loans bear interest at prime plus 1.5% (10% at December 31, 1999) and 13.5%, respectively. The term loan payable to Imperial is collateralized by a blanket lien against corporate assets. The term loans payable to Phoenix are collateralized by the computer and office equipment. At December 31, 1999, $303,000 and $429,000 were outstanding under the Imperial and Phoenix loans, respectively. Monthly payments totaling $11,667 are due on the Imperial loan through February 2002. Monthly payments totaling $14,712 are due on the Phoenix loans through September 2002, with a balloon payment totaling $51,000 due in September 2002. As of December 31, 1999, no additional borrowings are available under the Imperial term loan. There is $1,571,000 available under the Phoenix term loan arrangement.

                             POINTSHARE CORPORATION

5. Long-Term Debt--(continued)


  In connection with the Phoenix term loan agreement, the Company issued Phoenix a warrant to purchase 88,000 shares of Series B preferred stock at $1.25 per share. The warrant is exercisable for a period no greater than 10 years or the Company's completion of an initial public offering, whichever occurs first. The Company assigned the warrant a fair value of $196,000, based upon the Black Scholes pricing model, using an underlying value of the stock of $2.56 per share, a risk-free interest rate of 6%, a dividend yield rate of 0%, volatility of 0.6 and an expected life of 10 years. The resulting discount on the term loan is being amortized over the life of the loan using the effective interest method.

Capitalized Lease Obligations

  During 1999, the Company entered into capitalized lease arrangements with Cisco Capital payable in monthly installments through December 2002. The lease obligations bear interest at 12.3%, and are collateralized by the related computer and office equipment.

Revolving Line of Credit

  During 1998, the Company entered into a Revolving Line of Credit Agreement ("Line of Credit") in the amount of $250,000 with Imperial. The borrowing rate is prime plus 0.75% (9.25% at December 31, 1999). This Line of Credit is also collateralized by a blanket lien against the assets of the Company. Under this agreement, the Company can borrow up to 75% of customer accounts receivable balances, within certain limitations. There were no borrowings outstanding under this Line of Credit as of December 31, 1999.

  The provisions of the term loans and the Line of Credit with Imperial contain, among others, covenants for maintaining defined levels of working capital, net worth, and various financial ratios, including debt to equity. The Company was in compliance with these covenants as of December 31, 1999. In connection with the financing agreements with Imperial, in 1998, the Company issued a warrant to purchase 25,000 shares of common stock at $0.08 per share. The warrant is exercisable for 5 years. The value of the warrant was immaterial. In 1999, the Company issued to Imperial a warrant to purchase 3,182 shares of Series B preferred stock at $1.25 per share. The value of the warrant of $6,000 is being amortized over the term of the agreement.

  Aggregate maturities of long-term borrowings over the next three years are as follows: 2000--$831,000; 2001--$857,000; 2002--$537,000.

6. Commitments

  The Company had operating leases principally for facilities and office equipment. These leases expire at various dates through the year 2004. Future minimum lease payments required under operating lease agreements that had initial or remaining non-cancelable terms in excess of one year at December 31, 1999 are summarized below:

     Year Ending December 31
     -----------------------                                      (In thousands)
     2000........................................................     $  587
     2001........................................................        651
     2002........................................................        658
     2003........................................................        601
     2004........................................................        552
                                                                      ------
       Total minimum lease payments..............................     $3,049
                                                                      ======

  Aggregate rental expense for all operating leases was $85,000 in 1997, $222,000 in 1998 and $327,000 in 1999.

                             POINTSHARE CORPORATION

7. Major Customers

  Percentages of revenue from major customers are as follows:

                                            1997          1998         1999
                                        ------------- ------------ -------------
                                        Revenues  %   Revenues  %  Revenues  %
                                        -------- ---- -------- --- -------- ----
                                             (Dollar amounts in thousands)
     Customer A........................   $22     21%   $226   45%   $131    10%
     Customer B........................   --     --      131   26%    374    29%
     Customer C........................    65     65%     42    8%    --    --

8. Income Taxes

  The Company had net operating loss carryforwards of approximately $15.1 million as of December 31, 1999 available to offset future taxable income. The Company also has research and development credits of approximately $13,000, which may be carried forward, subject to certain limitations, to offset future tax liabilities. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. The carryforwards begin to expire in 2010.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                  1998    1999
                                                                 ------  ------
                                                                      (In
                                                                  thousands)
Deferred tax assets:
  Net operating loss carryforwards.............................. $2,266  $5,135
  Research and development tax credit carryforward..............     12      13
  Accruals on financial statements in excess of tax returns.....     31      74
  Stock compensation issued to non-employees....................      8     855
                                                                 ------  ------
                                                                  2,317   6,077
  Valuation allowance for deferred tax assets................... (2,280) (6,038)
                                                                 ------  ------
                                                                     37      39
Deferred tax liabilities:
  Tax-over-book depreciation....................................     24      28
  Other assets..................................................     13      11
                                                                 ------  ------
                                                                     37      39
                                                                 ------  ------
Net deferred tax assets......................................... $  --   $  --
                                                                 ======  ======

  The valuation allowance for deferred tax assets increased approximately $1,588,000 during 1998 and $3,758,000 in 1999.

9. Stockholders' Equity

Convertible Preferred Stock

  During the year ended December 31, 1996, the Company issued 2,498,000 shares of common stock to its two founders in exchange for $70,000 in cash and services rendered.

  During the year ended December 31, 1996, the Company sold an additional 300,000 shares of common stock to investors at $1.00 per share.

                             POINTSHARE CORPORATION

9. Stockholders' Equity--(continued)


  In January 1997, the Company issued 2,000 shares of common stock to a consultant in exchange for services performed which were valued at $2,000.

  In February 1997, the Company issued 60,000 shares of common stock to an investor at $1.25 per share.

  In connection with the Series A Convertible Preferred Stock ("Series A") financing in July 1997, the 2,860,000 shares of common stock referred to above were converted into 2,950,500 shares of Subordinated Convertible Preferred Stock ("Subordinated Preferred Stock").

  In July and August 1997, the Company issued 7,125,000 shares of Series A at $0.80 per share.

  In January 1999, the Company issued 5,785,515 shares of Series B Convertible Preferred Stock ("Series B") at $1.25 per share.

  In September and October 1999, the Company issued 14,635,693 shares of Series C Convertible Preferred Stock ("Series C") at $2.75 per share. In addition, 146,357 shares of Series C were issued to the investment bank that represented the Company during the fundraising process.

  Each share of preferred stock and Subordinated Preferred Stock is convertible on a one for one basis to common stock at the option of the holder, subject to adjustment in certain instances or automatically upon registration of the Company's common stock pursuant to a public offering under the Securities Act of 1933 ("an Offering"). The preferred stock and Subordinated Preferred Stock would be converted upon an offering at a price of not less than $5.50 per share with aggregate proceeds of not less than $25,000,000, or by written consent of the majority of the holders of the preferred stock and Subordinated Preferred Stock.

  The holder of each share of preferred stock and Subordinated Preferred Stock has the right to one vote for each share of common stock into which such preferred stock can be converted. Preferred stockholders have the same voting rights and powers as common stockholders. Holders of the Company's preferred stock, Subordinated Preferred Stock, and warrants have registration rights.

  The holders of shares of preferred stock are entitled to receive dividends prior to any payment on the common stock or any other junior equity security of the Company, at the rate of $0.064 per Series A share per annum, $0.10 per Series B share per annum, and $0.22 per Series C share per annum. Dividends are not cumulative and are payable when and if declared by the Board of Directors.

  In the event of a liquidation of the Company, the holders of Series C will receive a liquidation preference of up to $2.75 per share, plus declared and unpaid dividends. Upon satisfaction of the preferences of the Series C, the holders of Series A and Series B will receive an amount per share equal to $0.80 and $1.25 respectively, plus declared and unpaid dividends. Upon satisfaction of the preferences of the Series A and Series B, the holders of Subordinated Preferred Stock will receive an amount per share of $0.10. Upon completion of preference distributions to the Preferred and Subordinated preferred stockholders, any remaining amounts will be distributed among the Series A preferred, Series B preferred, Series C preferred, Subordinated preferred and common stock, on a pro-rata, as-if converted basis.

                             POINTSHARE CORPORATION

9. Stockholders' Equity--(continued)


  The following is a summary of the terms and conditions for each series of outstanding convertible preferred stock as of December 31, 1999:

                                                    Approximate     Annual
                                                     Aggregate     Dividend
                               Shares     Shares    Liquidation     Rate--
                             Designated Outstanding    Value    Non-Cumulative
                             ---------- ----------- ----------- --------------
                                     (In thousands, except share data)
   Series A.................  7,125,000  7,125,000    $ 5,700       $0.064
   Series B.................  7,200,000  5,785,515      7,232        0.100
   Series C................. 15,000,000 14,782,050     40,651        0.220
   Subordinated Preferred
    Stock...................  2,950,500  2,950,500        295         none


Warrants

  During 1997, the Company issued warrants to a consultant for services rendered with an exercise price of $0.08 per share to purchase 160,000 shares of common stock. The warrants are exercisable through July 2002. The value of the warrants were immaterial.

  At December 31, 1998 and 1999, there were 278,750 and 633,836 warrants outstanding, all of which were exercisable.

Stock Option Plans

  The Company has an employee stock option plan ("the 1996 Plan") under which it may issue qualified or nonqualified options for the purchase of up to 4,750,000 shares. Options granted under the 1996 Plan generally vest and become exercisable over four years, at the rate of 25% after 12 months from the date of grant and 2.08% each month thereafter. The options expire 10 years from the date of grant or 90 days subsequent to termination of employment. Stock options are issued at the estimated fair market value at the date of grant as determined by the compensation committee of the board of directors.

  In May 1998, the board of directors approved the 1998 Directors' Stock Option Plan ("the Directors' Plan"). A total of 300,000 shares of common stock have been reserved for issuance under the plan. The Directors' Plan provides for a nonqualified stock option grant to purchase 25,000 shares of common stock to directors on the date the individual becomes a non-employee director. Thereafter, each non-employee director shall automatically be granted an option to purchase 10,000 shares on each anniversary date of the Directors' Plan effective date, provided that on such date the individual has served on the board for at least six months prior to the anniversary date. Options vest over periods ranging from immediately to two years. The options expire 10 years from the date of grant, or 90 days subsequent to termination of status as a director.

  Under both plans, options are immediately exercisable. However, shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services and such restrictions lapse over the original vesting schedule.

                             POINTSHARE CORPORATION

9. Stockholders' Equity--(continued)


  Stock option activity under both plans for each of the three years with the period ended December 31, 1999 is as follows:

                           December 31,
                               1997        December 31, 1998   December 31, 1999
                         ----------------- ------------------- -------------------
                                  Weighted            Weighted            Weighted
                                  Average             Average             Average
                                  Exercise            Exercise            Exercise
                         Options   Price    Options    Price    Options    Price
                         -------  -------- ---------  -------- ---------  --------
Balance at beginning of
 period................. 310,000   $0.08     913,897   $0.08   1,182,975   $0.08
Granted................. 663,897    0.08     408,000    0.08   3,291,573    0.20
Exercised...............     --      --      (68,354)   0.08     (84,978)   0.10
Canceled................ (60,000)   0.08     (70,568)   0.08    (145,495)   0.16
                         -------           ---------           ---------
Balance at end of
 period................. 913,897    0.08   1,182,975    0.08   4,244,075    0.17
                         =======           =========           =========
Exercisable and vested
 at end of period....... 139,397             402,129             822,751
                         =======           =========           =========
Shares of common stock
 available for future
 grant under the plan...                                         652,593
                                                               =========
Weighted average fair
 value of options
 granted during period.. 663,897   $0.08     408,000   $0.08   3,291,573   $0.20

  The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 1999 for selected exercise price range is as follows:

                                  Options Outstanding
                              ---------------------------------------
                                                     Weighted
                                                      Average
                                                     Remaining              Exercisable
                                                    Contractual                 and
             Exercise                                Life (in                 Vested
             Prices            Shares                 years)                  Shares
             --------         ---------             -----------             -----------
             $0.08            1,067,002                7.60                   665,145
             $0.125           1,484,100                9.37                   131,333
             $0.275           1,692,973                9.87                    26,273
                              ---------                                       -------
                              4,244,075                9.12                   822,751
                              =========                                       =======

  Pro forma net loss information is required by SFAS 123, computed as if the Company had accounted for its employee stock options granted under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:

                                                          1997    1998    1999
                                                         ------- ------- -------
     Expected dividend yield............................      0%      0%      0%
     Risk-free interest rate............................    6.1%    5.3%    5.5%
     Expected life...................................... 4 years 4 years 4 years

                             POINTSHARE CORPORATION

9. Stockholders' Equity--(continued)


  Had the Company valued its stock options according to the fair value provisions of SFAS 123, pro forma net loss and pro forma net loss per share would have been as follows:

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
     Net loss:
       As reported................................. $(1,913) $(4,629) $(11,072)
                                                    =======  =======  ========
       Pro forma for SFAS 123...................... $(1,918) $(4,638) $(11,099)
                                                    =======  =======  ========
     Basic and diluted net loss per share:
       As reported................................. $ (1.32) $ (9.69) $  (9.75)
                                                    =======  =======  ========
       Pro forma for SFAS 123...................... $ (1.32) $ (9.71) $  (9.77)
                                                    =======  =======  ========

  During 1999, the Company also granted 201,273 common stock options to consultants, of which 101,273 were fully vested. Options granted to consultants are revalued as they vest in accordance with SFAS 123 and EITF 96-18 using a Black-Scholes model and the following weighted-average assumptions for 1999: estimated volatility of 0.7, risk-free interest rate of 6.0%, no dividend yield; and an expected life of the option equal to the full term, generally five or ten years from the date of grant. The resulting values are charged to expense as they are earned.

  Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation was recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $7,503,000 in 1999 and will amortize the deferred stock-based compensation on an accelerated basis over the vesting period of the underlying options. Amortization of deferred stock-based compensation was $1,689,000 in 1999. Additional deferred compensation of approximately $2,051,000 is expected to be recorded based on the subsequently determined deemed fair value of common stock options granted to employees during January and February of 2000.

Stock Agreements

  In July 1997, the Company entered into a four year employment agreement with its president and chief executive officer (CEO), which among other things, allowed the CEO to purchase 750,000 shares of common stock at $0.08 per share, the fair value as determined by the board of directors. The shares are subject to a repurchase right by the Company, which right lapses 25% after the first year and 2.08% per month thereafter. The CEO paid $750 in cash and executed a full-recourse note for the balance of $59,000. The note bears interest at 6.65% per year. From the outset, the Company intended to forgive the note over the four year employment period based on the CEO's continued employment. The Company also is advancing the CEO amounts to fund his federal tax liabilities associated with the forgiveness of the loan. The total value of the loan of $107,000, including interest, was initially recorded in the balance sheet as a deferred charge of $48,000 ($18,000 at December 31, 1999) and deferred compensation of $59,000 ($22,000 at December 31, 1999), with offsetting entries to common stock and executive deferred compensation payable ($40,000 unfunded at December 31, 1999). The value of the loan is being amortized over the four year employment agreement. Compensation expense relating to the loan was $13,000, $27,000 and $27,000 in 1997, 1998 and 1999, respectively. As of
December 31, 1999, 281,250 shares remain subject to repurchase.

                             POINTSHARE CORPORATION

9. Stockholders' Equity--(continued)


  In November 1997, the Company entered into a two year agreement with a consulting firm. The agreement allowed the consulting firm to purchase 250,000 shares of common stock at $0.08 per share, the fair value as determined by the board of directors. One half of the shares were subject to a repurchase right by the Company, which right lapsed quarterly over the two year consulting period (vesting period). The purchase of the stock was financed with a full recourse note. Interest was 7% and required quarterly interest payments. From the outset, the Company intended to forgive the principal amount of the note, accordingly, the note has been classified in the accompanying balance sheet as deferred compensation and is being charged to expense over the vesting period. However, since the stock was issued to a non employee, the Company has continued to remeasure the value of the stock subject to repurchase based on the deemed fair value of the stock. During the years ended December 31, 1997, 1998 and 1999, $3,000, $10,000 and $123,000, respectively, has been charged to expense. As of December 31, 1999, no shares remain subject to repurchase.

  In connection with the Series A Preferred Stock financing, the Company entered into a stock restriction agreement with one of its founders. Such agreement grants certain repurchase rights for 1,804,160 shares of Subordinated Preferred Stock upon termination of services with the Company at $0.01 per share. Shares subject to the repurchase rights lapse at the rate of 2.08% per month from July 17, 1997. The agreement also provides for transfer restrictions and rights of first offer to the Company for shares not subject to the repurchase option. In September 1999, all remaining shares subject to the repurchase right were released back to the founder.

Common Stock Reserved

  At December 31,1999, the Company had the following shares of common stock reserved for future issuance for the conversion of the following securities:

                                                                         Shares
           Security                                                       1999
           --------                                                    ----------
     Series A Convertible Preferred Stock.............................  7,125,000
     Series B Convertible Preferred Stock.............................  5,785,515
     Series C Convertible Preferred Stock............................. 14,782,050
     Subordinated Convertible Preferred Stock.........................  2,950,500
     Warrants to purchase common stock................................    542,654
     Warrants to purchase preferred stock.............................     91,182
     Stock option plans...............................................  4,896,668
                                                                       ----------
       Total common shares reserved for future purchase............... 36,173,569
                                                                       ==========

10. Benefit Plans

401(k) Plan

  The Company sponsors a salary deferral 401(k) plan for its employees. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Contributions from the Company are made at the discretion of the Board of Directors. To date, the Company has made no contributions to the plan.

                             POINTSHARE CORPORATION

11. Net Loss per Share

  The following table sets forth the computation of basic and diluted loss per share and pro forma basic and diluted loss per share for the periods indicated:

                                                Years Ended December 31
                                             --------------------------------
                                               1997       1998        1999
                                             ---------  ---------  ----------
                                              (In Thousands, Except Share
                                                         Data)
Numerator:
  Net loss.................................. $  (1,913) $  (4,629) $  (11,072)
                                             =========  =========  ==========
Denominator:
  Weighted-average common shares
   outstanding.............................. 1,469,313  1,194,210   1,830,003
  Less: weighted-average shares subject to
   repurchase agreements....................    19,531    716,510     694,469
                                             ---------  ---------  ----------
Denominator for basic and diluted
 calculation................................ 1,449,782    477,700   1,135,534
                                             =========  =========
Weighted-average effect of pro forma
 conversion of preferred stock..............                       20,625,714
                                                                   ----------
Denominator for pro forma basic and diluted
 (unaudited)................................                       21,761,248
                                                                   ==========
Net loss per share:
  Basic and diluted......................... $   (1.32) $   (9.69) $    (9.75)
                                             =========  =========  ==========
  Pro forma basic and diluted (unaudited)...                       $    (0.51)
                                                                   ==========

  Pro forma net loss per share is calculated using the weighted-average number of common shares outstanding less shares subject to repurchase, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of common stock effective upon closing of the Company's initial public offering as if such conversion had occurred at the original date of issuance.

  At December 31, 1997, 1998, and 1999, 2,167,647, 2,849,725, and 6,265,911,
respectively, shares of common stock subject to repurchase, stock options and warrants were excluded from the computation of diluted net loss per share, as their impact was antidilutive. In addition, at December 31, 1997, 1998, and 1999, 10,075,500, 10,075,500 and 30,643,065, respectively, shares of preferred stock were excluded from the computation of diluted net loss per share, as their impact was antidilutive. If the Company had reported net income, the calculation of earnings per share would have included the dilutive effect of these common stock equivalents using the treasury stock method.

12. Subsequent Events (unaudited)

Initial Public Offering

  On February 16, 2000, the board of directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, all of the Company's outstanding preferred stock
will automatically convert into      shares of common stock. Unaudited pro
forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

Change in Authorized Shares

  On February 16, 2000 the board of directors increased the authorized shares of common stock to 200,000,000 shares and of preferred stock to 10,000,000 shares. This change in authorized shares will be effective prior to the closing of this offering.

                             POINTSHARE CORPORATION

12. Subsequent Events (unaudited)--(continued)


Stock Option Plans

  In February 2000, the board of directors increased the shares reserved for issuance under the 1996 Plan to 5,250,000 shares and increased the shares reserved for issuance under the Directors' Plan to 700,000 shares.

  During January and February 2000, employees exercised 4,235,371 options for 4,235,371 shares of common stock in consideration for $973,000. Full-recourse promissory notes totaling $932,000 were executed by certain employees to cover the cost of the exercise price. The notes bear interest at 6.21%, compound on an annual basis, and are secured by a pledge of the shares of common stock underlying the exercised options. Principal and interest are due on the one year anniversary of the full vesting of the option grants. Non-employees exercised options for 175,000 shares of common stock in consideration for $22,000.

  In February 2000, the board of directors adopted the 2000 Stock Option Plan ("2000 Plan"). Under the 2000 Plan, 6,500,000 shares of common stock have been reserved. No shares have been granted under the 2000 Plan to date.

2000 Employee Stock Purchase Plan

  In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during consecutive 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair value of the common stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period will commence on the effective date of the Company's initial public offering. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year beginning with 2001, equal to the lesser of 1% of the outstanding shares of common stock on the last day of the preceding fiscal year, 500,000 shares, or a lesser amount as determined by the board of directors.

Issuance of Series D Preferred Stock

  On February 29, 2000, the Company consummated the sale of Series D convertible preferred stock ("Series D") at $5.00 per share resulting in gross proceeds of $6,025,000. The Series D is convertible into one share of common stock and has preferences, liquidation and voting rights similar to those of the Series C preferred stock.

Acquisition of Health Trade Links, Inc.

  Effective February 1, 2000, the Company purchased the common stock of Health Trade Links, Inc. for $156,000 in cash, 136,364 shares of common stock, and 136,364 warrants to purchase common stock at $8.25 per share. The transaction will be accounted for as a purchase and accordingly, the purchase price will be allocated based on the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the net tangible assets and intangible assets acquired will be allocated to goodwill.

Inside Back Cover

At the top of the page, a heading "Pointshare brings the business of healthcare online."

A screen shot of Pointshare's VeriPoint service offering page on it's web site with the caption "VeriPoint provides online access to patient insurance coverage."

A screen shot of Pointshare's ReferralPoint service offering page on it's web site with the caption "ReferralPoint allows healthcare participants to exchange patient referral information online."

A screen shot of Pointshare's DeliveryPoint service offering page on it's web site with the caption "DeliveryPoint facilitates the delivery of patient test results and reports from labs, imaging centers and hospitals to physician practices."

A screen shot of Pointshare's ContactPoint service offering page on it's web site with the caption "ContactPoint is an online, interactive directory service that allows users to search for healthcare participants and then communicate with them directly."

A screen shot of Pointshare's PointStore service offering page on it's web site with the caption "PointStore allows users to purchase medical and office supplies online from a variety of suppliers."

A screen shot of Pointshare's DiscoveryPoint service offering page on its' web site with the caption "DiscoveryPoint offers access to a large number of online medical reference and educational web sites."

At the bottom of the page, the Pointshare logo.

                              [Logo of Pointshare]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Pointshare in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
     SEC registration fee............................................  $
     NASD filing fee.................................................
     Nasdaq National Market listing fee..............................
     Printing and engraving expenses.................................
     Legal fees and expenses.........................................
     Accounting fees and expenses....................................
     Blue Sky qualification fees and expenses........................
     Transfer Agent and Registrar fees...............................
     Miscellaneous fees and expenses.................................
                                                                       -------
       Total.........................................................
                                                                       =======

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article VII of Pointshare's certificate of incorporation and sections 6.1 and 6.2 of Article IX of Pointshare's bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, Pointshare has entered into indemnification agreements with its directors and officers. The indemnification agreements may require Pointshare, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. The underwriting agreement (Exhibit 1.1 hereto) also provides for cross indemnification among Pointshare and the underwriters with respect to certain matters, including matters arising under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

  (a) Since inception in 1995, Pointshare has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

   1. In April 1996, Pointshare issued and sold 2,498,000 shares of common stock to two individuals at a price of $0.03 per share for an aggregate purchase price of $70,000 plus contributed services in the amount of $7,284.

   2. From June to October 1996, Pointshare issued and sold 300,000 shares of common stock to several individuals at a price of $1.00 per share for an aggregate purchase price of $300,000.

   3. In January 1997, Pointshare issued and sold 2,000 shares of common stock to a consultant at a price in exchange for services valued at $2,000 or $1.00 per share

   4. In February 1997, Pointshare issued and sold 60,000 shares of common stock to an individual at a price of $1.25 per share for an aggregate purchase price of $75,000.

   5. In June 1997, Pointshare issued warrants to purchase up to 250,000 shares of common stock at an exercise price of $0.08 per share in connection with promissory notes convertible into shares of Pointshare's next equity offering. These warrants have an aggregate exercise price of $17,500.

   6. In July 1997, the 2,860,000 shares of common stock then outstanding were converted into 2,950,500 shares of subordinated convertible preferred stock in connection with Pointshare's reincorporation from Washington into Delaware.

   7. In July 1997, Pointshare issued and sold 750,000 shares of common stock at a price of $0.08 per share for an aggregate purchase price of $60,000.

   8. In July 1997, Pointshare issued and sold 7,125,000 shares of Series A preferred stock at a price of $0.80 per share for an aggregate purchase price of $5,700,000.

   9. In January 1999, Pointshare issued and sold 5,785,515 shares of Series B preferred stock at a price of $1.25 for an aggregate of $7,231,893.

  10. In January 1999, Pointshare issued warrants to purchase up to 258,904 shares of common stock at an exercise price of $0.08 per share issued in connection with promissory notes convertible into shares of Series B preferred stock. These warrants have an aggregate exercise price of $20,712.

  11. In September 1999, Pointshare issued and sold 14,635,693 shares of Series C preferred stock at a price of $2.75 per share for an aggregate purchase price of $40,248,155.

  12. In February 2000, Pointshare issued and sold 1,205,000 shares of Series D preferred stock at a price of $5.00 per share for an aggregate purchase price of $6,025,000.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

  The issuances described in Items 15(a)(1)-(11) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Pointshare .

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                           Document Description
 -------                          --------------------
  1.1*   Form of Underwriting Agreement.

  2.1* Asset Purchase Agreement dated March 17, 1998 between the Registrant and MedLynx LLC.

  2.2* Asset Purchase Agreement dated December 9, 1998 between the Registrant and Peregrin Medical Review, Inc.

  3.1*   Amended and Restated Certificate of Incorporation of Registrant.

  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and effective upon completion of this offering.

  3.3*   Bylaws of the Registrant, as amended.

  4.1*   Form of the Registrant's common stock certificate.

  4.2*   Amended and Restated Investors' Rights Agreement dated February 29,
         2000 between the Registrant and certain stockholders.

  4.3* Form of Common Stock Purchase Warrant issued by the Registrant in favor of certain investors.


 Exhibit
 Number                           Document Description
 -------                          --------------------
  4.4*   Preferred Stock Purchase Warrant dated August 26, 1999 issued by the
         Registrant in favor of Phoenix Leasing Incorporated.

  4.5*   Common Stock Purchase Warrant dated February 1, 2000 issued by the
         Registrant in favor of Health Trade Links, Inc.

  4.6*   Common Stock Purchase warrant dated February 1, 2000 issued by the
         Registrant in favor of Washoe Professional Center.

  4.7*   Preferred Stock Purchase Warrant dated July 28, 1999 issued by the
         Registrant in favor of Imperial Bancorp.

  5.1*   Opinion of Venture Law Group, A Professional Corporation.

 10.1* Form of Indemnification Agreement between the Registrant and each of its officers and directors.

 10.2*   1996 Stock Plan.

 10.3*   2000 Stock Plan.

 10.4*   1998 Directors' Stock Option Plan.

 10.5*   2000 Employee Stock Purchase Plan.

 10.6*+  Alliance Agreement dated October 6, 1998 between the Registrant and
         Washington Hospital Services, Inc.

 10.7*+  Addendum Agreement dated June 3, 1999 between the Registrant and
         Washington Hospital Services, Inc.

 10.8*+  WSMA - Pointshare General Terms dated September 27, 1999 between the
         Registrant and Washington State Medical Association.

 10.9*+  Alliance Agreement dated December 9, 1998 between the Registrant and
         Oregon Medical Association.

 10.10*+ OAHHS - Pointshare Alliance General Terms dated January 12, 2000 between the Registrant and Oregon Association of Hospitals and Health
         Plans.

 10.11*  Fourth Amendment to Lease dated February 21, 2000 between the
         Registrant and Spieker Properties, L.P.

 10.12*  Sublease dated July 13, 1997 between the Registrant and Baugh
         Industrial Contractors Inc.

 10.13*  Agreement of Lease dated March 26, 1999 between MedLynx L.L.C. and
         Sixth and Virginia Properties.

 10.14*  Loan and Security Agreement dated September 22, 1997 between the
         Registrant and Imperial Bank.

 10.15* Loan and Security Agreement dated July 18, 1998 between the Registrant and Imperial Bank.

 10.16*  First Amendment and Waiver to Loan and Security Agreement dated
         January 6, 1999 between the Registrant and Imperial Bank.

 10.17*  Loan commitment dated June 28, 1999 between the Registrant and
         Imperial Bank.

 10.18* Senior Loan and Security Agreement No. 6269 dated June 30, 1999 between the Registrant and Phoenix Leasing Incorporated.

 10.19*  Employment Agreement dated July 18, 1997 between the Registrant and
         Timothy J. Kilgallon.

 10.20*  First Addendum to Employment Agreement dated June 29, 1999 between the
         Registrant and Timothy J. Kilgallon.

 10.21* Second Addendum to Employment Agreement dated February 8, 2000 between the Registrant and Timothy J. Kilgallon.

 10.22*  Employment Agreement dated April 30, 1999 between the Registrant and
         R. Scott Wiley.

 10.23*  Employment Agreement dated July 18, 1997 between the Registrant and
         Dennis P. Schmuland, MD.


 Exhibit
 Number                           Document Description
 -------                          --------------------
 10.24*  Amendment to Employment Agreement dated September 14, 1999 between the
         Registrant and Dennis P. Schmuland, MD.

 10.25*  Consulting Agreement dated April 5, 1999 between the Registrant and
         Craig T. Davenport.

 10.26*  Amendment to Consulting Agreement dated June 29, 1999 between the
         Registrant and Craig T. Davenport.

 10.27* Promissory Noted dated July 17, 1997 issued by Timothy J. Kilgallon in favor of the Registrant.

 10.28* Promissory Note dated December 2, 1999 issued by Kelly R. Jorgenson in favor of the Registrant.

 10.29* Promissory Noted dated January 14, 2000 issued by Kirk A. Collamer in favor of the Registrant.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2*   Consent of Venture Law Group (see Exhibit 5.1).

 24.1    Power of Attorney (see page II-5).

 27.1    Financial Data Schedule (EDGAR-filed version only).

--------
*  To be supplied by amendment.
+ Confidential treatment is being requested as to certain portions of this Exhibit. Such confidential portions are being provided separately to the Securities and Exchange Commission.

  (b) Financial Statement Schedules

  All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or the related notes to the financial statements.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on March 3, 2000.

                                          Pointshare Corporation

                                                /s/ Timothy J. Kilgallon
                                          By: _________________________________
                                                    Timothy J. Kilgallon
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Kilgallon and Kirk Collamer, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Timothy J. Kilgallon          President, Chief Executive    March 3, 2000
______________________________________  Officer and Director
         Timothy J. Kilgallon           (Principal Executive
                                        Officer)

         /s/ Kirk Collamer             Chief Financial Officer       March 3, 2000
______________________________________  (Principal Financial and
            Kirk Collamer               Accounting Officer)

      /s/ Craig T. Davenport           Director                      March 3, 2000
______________________________________
          Craig T. Davenport

     /s/ Robert C. Bellas, Jr.         Director                      March 3, 2000
______________________________________
        Robert C. Bellas, Jr.

          /s/ Cabot Brown              Director                      March 3, 2000
______________________________________
             Cabot Brown

       /s/ Steven J. Dennis            Director                      March 3, 2000
______________________________________
           Steven J. Dennis

         /s/ Alan Dishlip              Director                      March 3, 2000
______________________________________
             Alan Dishlip

      /s/ John D. Stobo, Jr.           Director                      March 3, 2000
______________________________________
          John D. Stobo, Jr.

                                 EXHIBIT INDEX

 Exhibit
 Number                           Document Description
 -------                          --------------------
  1.1*   Form of Underwriting Agreement.

  2.1* Asset Purchase Agreement dated March 17, 1998 between the Registrant and MedLynx LLC.

  2.2* Asset Purchase Agreement dated December 9, 1998 between the Registrant and Peregrin Medical Review, Inc.

  3.1*   Amended and Restated Certificate of Incorporation of Registrant.

  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and effective upon completion of this offering.

  3.3*   Bylaws of the Registrant, as amended.

  4.1*   Form of the Registrant's common stock certificate.

  4.2*   Amended and Restated Investors' Rights Agreement dated February 29,
         2000 between the Registrant and certain stockholders.

  4.3* Form of Common Stock Purchase Warrant issued by the Registrant in favor of certain investors.

  4.4*   Preferred Stock Purchase Warrant dated August 26, 1999 issued by the
         Registrant in favor of Phoenix Leasing Incorporated.

  4.5*   Common Stock Purchase Warrant dated February 1, 2000 issued by the
         Registrant in favor of Health Trade Links, Inc.

  4.6*   Common Stock Purchase warrant dated February 1, 2000 issued by the
         Registrant in favor of Washoe Professional Center.

  4.7*   Preferred Stock Purchase Warrant dated July 28, 1999 issued by the
         Registrant in favor of Imperial Bancorp.

  5.1*   Opinion of Venture Law Group, A Professional Corporation.

 10.1* Form of Indemnification Agreement between the Registrant and each of its officers and directors.

 10.2*   1996 Stock Plan.

 10.3*   2000 Stock Plan.

 10.4*   1998 Directors' Stock Option Plan.

 10.5*   2000 Employee Stock Purchase Plan.

 10.6*+  Alliance Agreement dated October 6, 1998 between the Registrant and
         Washington Hospital Services, Inc.

 10.7*+  Addendum Agreement dated June 3, 1999 between the Registrant and
         Washington Hospital Services, Inc.

 10.8*+  WSMA - Pointshare General Terms dated September 27, 1999 between the
         Registrant and Washington State Medical Association.

 10.9*+  Alliance Agreement dated December 9, 1998 between the Registrant and
         Oregon Medical Association.

 10.10*+ OAHHS - Pointshare Alliance General Terms dated January 12, 2000 between the Registrant and Oregon Association of Hospitals and Health
         Plans.

 10.11*  Fourth Amendment to Lease dated February 21, 2000 between the
         Registrant and Spieker Properties, L.P.

 10.12*  Sublease dated July 13, 1997 between the Registrant and Baugh
         Industrial Contractors Inc.

 10.13*  Agreement of Lease dated March 26, 1999 between MedLynx L.L.C. and
         Sixth and Virginia Properties.

 10.14*  Loan and Security Agreement dated September 22, 1997 between the
         Registrant and Imperial Bank.

 10.15* Loan and Security Agreement dated July 18, 1998 between the Registrant and Imperial Bank.

 Exhibit
 Number                           Document Description
 -------                          --------------------
 10.16*  First Amendment and Waiver to Loan and Security Agreement dated
         January 6, 1999 between the Registrant and Imperial Bank.

 10.17*  Loan commitment dated June 28, 1999 between the Registrant and
         Imperial Bank.

 10.18* Senior Loan and Security Agreement No. 6269 dated June 30, 1999 between the Registrant and Phoenix Leasing Incorporated.

 10.19*  Employment Agreement dated July 18, 1997 between the Registrant and
         Timothy J. Kilgallon.

 10.20*  First Addendum to Employment Agreement dated June 29, 1999 between the
         Registrant and Timothy J. Kilgallon.

 10.21* Second Addendum to Employment Agreement dated February 8, 2000 between the Registrant and Timothy J. Kilgallon.

 10.22*  Employment Agreement dated April 30, 1999 between the Registrant and
         R. Scott Wiley.

 10.23*  Employment Agreement dated July 18, 1997 between the Registrant and
         Dennis P. Schmuland, MD.

 10.24*  Amendment to Employment Agreement dated September 14, 1999 between the
         Registrant and Dennis P. Schmuland, MD.
 10.25*  Consulting Agreement dated April 5, 1999 between the Registrant and
         Craig T. Davenport.

 10.26*  Amendment to Consulting Agreement dated June 29, 1999 between the
         Registrant and Craig T. Davenport.

 10.27* Promissory Noted dated July 17, 1997 issued by Timothy J. Kilgallon in favor of the Registrant.

 10.28* Promissory Note dated December 2, 1999 issued by Kelly R. Jorgenson in favor of the Registrant.

 10.29* Promissory Noted dated January 14, 2000 issued by Kirk A. Collamer in favor of the Registrant.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2*   Consent of Venture Law Group (see Exhibit 5.1).

 24.1    Power of Attorney (see page II-5).

 27.1    Financial Data Schedule (EDGAR-filed version only).

--------
*  To be supplied by amendment.
+ Confidential treatment is being requested as to certain portions of this Exhibit. Such confidential portions are being provided separately to the Securities and Exchange Commission.